UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Ebay Inc.

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2020 Proxy Statement Annual Meeting of Stockholders

Letter to Our Stockholders

Dear Fellow Stockholders:

For nearly 25 years, shared values of transparency, responsibility and performance have supported eBay’s mission to empower people and create economic opportunity. As your Board of Directors, we are focused on creating value for you – our stockholders – in increasingly competitive markets, against regulatory headwinds and during unsettled times. Drawing heavily on your input, as well as fresh perspectives from our new directors, we are realizing the vision for the next-generation eBay, a marketplace that can compete and win for the next 25 years.

Driving Transformation
The last 18 months have been a transformative time for eBay, reflecting the Board’s intense focus on driving the strategic direction of the company. With the assistance and support of executive management, the Board is actively engaged in guiding business strategy and key operational priorities for the company and rigorously exploring and developing opportunities for value creation. The company’s approach to capital allocation, strategic priorities and thought leadership has evolved since the beginning of 2019 as part of this process. Recent value-creating actions approved by the Board include:

●	Conducted a strategic review of portfolio assets resulting in the $4 billion sale of StubHub and an ongoing process for our Classifieds business
●	Paid eBay’s first ever quarterly dividend in March 2019 and increased the rate by 14% in March 2020
●	Enhanced stock buybacks, including $5 billion in 2019 and $4.5 billion planned for 2020
●	Committed to increased operating efficiency through a 3-year plan for at least 2 points of margin accretion, net of reinvestment in critical growth initiatives

We also evolved our management team through the recent CEO transition, as well as the reorganization of the senior leadership team to align with our most critical priorities. Jamie Iannone’s appointment marks the end of a comprehensive search process led by a dedicated committee of the Board. The full eBay Board unanimously supported Jamie’s selection as CEO, and we believe Jamie is the ideal CEO to lead eBay’s next chapter of growth and success.

We are extremely optimistic that our Marketplaces strategies will drive GMV growth. We are focused on defending our core business through better vertical experiences for buyers and more tools and capabilities for sellers. In addition, we expect Managed Payments and promoted listings to expand revenues while improving customer experiences. We believe these initiatives will position eBay for long-term growth and maximize value for you.

Valuing Stockholder Perspectives
The Board actively seeks stockholder input through numerous channels throughout the year, and Board decisions are informed by investor perspectives. Feedback received from our investors influenced the development of the company’s current capital allocation objectives, while the company’s strategic vision became the focus of heightened discussions with stockholders throughout 2019. Outcomes of these discussions included commitments to the portfolio and operational reviews, as well as two new independent directors joining the Board. The incoming directors were promptly integrated into their new roles, and one of them played a key role on the Board committee that led our CEO search process. The Board also takes your feedback into account by reviewing your votes at our annual meeting. For example, in 2019, we made it easier for stockholders to call special meetings after a significant minority of stockholders indicated that they did not support our previous ownership requirement with their votes at the 2018 annual meeting.

Strength from Diversity
We believe Board leadership is enhanced by the range of perspectives represented on the Board, and our recruiting priorities reflect a commitment to refreshment and diversity. The Board’s nominees include our CEO and 12 independent, highly qualified directors, who together have the diverse experience and expertise necessary to oversee the strategic and operational direction of the Company and management’s execution of our plans. Of these nominees, 11 have been added to the board since

As Paul Pressler succeeds me as Chair of the Board, I see the foundation for the next-generation eBay that will champion small business and bring value to our customers, employees and stockholders for the next 25 years.

– THOMAS J. TIERNEY, CHAIR OF THE BOARD

2015. Average and median tenure are each approximately five years, and three women have joined the Board in recent years. Our Board members are dedicated, engaged and committed to fostering an atmosphere of collegiality that invites robust discussion to support eBay’s overarching objective of creating stockholder value over the long term.

Board Succession Plans and Refreshment
Today we announce that Audit Committee Chair Fred Anderson and Chair of the Board Tom Tierney will retire from the Board effective immediately after the annual meeting. Since 2003, Tom and Fred have provided eBay with exceptional leadership, starting in the wake of the dotcom crash and extending through both the Great Recession and the current global pandemic. We thank them for their tremendous contributions. As a result of thoughtful succession planning, Compensation Committee Chair Paul Pressler will assume the role of Chair of the Board. And, as previously announced, in line with the Board’s long-standing commitment to refreshment, we expect to recruit at least one additional independent director in the coming months. Priorities for this search include adding additional financial and technology product expertise, as well as enhancing the Board’s gender diversity.

Responsibility with Purpose
eBay exists to empower people and create economic opportunity. As Board members, we and the thousands of eBay employees share deeply the sentiment that the company’s purpose links us to something bigger than any one of us. We are proud of our progress and our commitments to responsible business practices, which you can read more about in the 2019 Highlights that follow. We also believe that these efforts mitigate risks to our business. In that regard, we recently vested the Corporate Governance and Nominating Committee with the responsibility to oversee our sustainability programs to ensure that sustainability risks that may affect the achievement our long-term business goals continue to be brought to the attention of the Board.

Engaging Virtually
This year will be our first virtual annual meeting. This format offers the key features of an in-person meeting without putting anyone at risk of COVID-19. Although this decision was driven by the public health crisis, we hope it also will improve your ability to attend and participate while saving stockholders the time and expense of travel. In the virtual meeting, participants will join via a website where they can listen to the speakers, view any presentations, submit questions and comments, hear the company’s responses, and vote their shares electronically. Please see the enclosed Notice of Annual Meeting of Stockholders for details.

Thank you for your investment in eBay. We are proud to represent stockholder interests in this great company and look forward to meeting with you at the 2020 Annual Meeting of Stockholders.

Sincerely,

Your Board of Directors

Fred D. Anderson Jr.	Anthony J. Bates	Adriane M. Brown	Jesse A. Cohn

Diana Farrell	Logan D. Green	Bonnie S. Hammer	Jamie Iannone

Kathleen C. Mitic	Matthew J. Murphy	Pierre M. Omidyar	Paul S. Pressler

Robert H. Swan	Thomas J. Tierney	Perry M. Traquina

2019 Highlights

eBay exists to empower people and create economic opportunity.

183M	$90B	~90%	>60%	60%	502M
Number of active eBay Inc buyers worldwide*	2019 Gross Merchandise Volume (GMV)*	Percentage of Marketplace GMV that is Fixed Price	Percentage of Marketplace GMV touched by Mobile	Percentage of Revenue that was International	App Downloads
Enhanced Value for Stockholders in 2019
Returning Cash to Stockholders $5B stock repurchases $473M inaugural dividend program	$10.8B Revenue*	Revenue, driven by Payments and Ads
	Margin Accretion, via 3-year Operating Plan	Cash Flow

Our purpose links us to something bigger than ourselves. The good that emerges, is impact—and that’s what we deliver, every day.

Economic Opportunity	Champions of inclusive commerce, we help small businesses grow globally, including through eBay’s Retail Revival program.	From 2011 to 2016, the number of eBay’s commercial sellers in less-advantaged communities grew 18% compared to a 0.4% decrease in the overall number of business enterprises in those communities.
eBay for Charity	eBay hosts one of the most powerful giving platforms in commerce.	eBay for Charity reached a major milestone ahead of our 2020 goal, raising more than $1 billion for charities globally since the program’s inception.
eBay Foundation	eBay Foundation applies its resources and the eBay platform, along with engaged eBay employees, to help create a more equitable global economy.	To date, eBay Foundation has reached nearly $50 million in total giving, which has supported nearly 1,700 unique grantees. In 2019, eBay Foundation engaged over 50% of employees in these programs.
Responsible Business	eBay created a trusted, transparent marketplace that’s based on the strong ethical values we follow as a business.	Earned a 100% rating on the Human Rights Campaign Foundation’s Corporate Equality Index 2019—our 10th year on the Index. eBay also made progress on our environmental goals, securing 100% renewable energy for our San Jose, CA and Draper, UT campuses in 2019.
We are working to better understand, track and quantify our environmental footprint.
Goals:
	Renewable Energy Source 100 percent renewable energy in our electricity supply by 2025 for eBay-controlled data centers and offices.	Carbon Emissions Achieve 50% absolute reduction in Scope 1 and 2 GHG emissions by 2025 and 75% reduction by 2030 from our 2016 baseline.

*	Includes contributions of StubHub, which we sold to viagogo on February 13, 2020.

Notice of Annual Meeting of Stockholders

Date and Time Monday, June 29, 2020 8:00 a.m. Pacific Time	Location www.virtualshareholdermeeting.com/EBAY2020	Record Date You are eligible to vote if you were a stockholder at the close of business on May 11, 2020.

Proposals Requiring Your Vote

Description		Board’s Voting Recommendation	For Further Details
1	Election of 13 directors named in this Proxy Statement to our Board to hold office until our 2021 Annual Meeting of Stockholders	FOR each director nominee	Page 3
2	Ratification of appointment of independent auditors	FOR	Page 39
3	Advisory vote to approve named executive officer compensation	FOR	Page 45
4	Stockholder proposal regarding right to act by written consent, if properly presented	AGAINST	Page 86

Stockholders will also transact on such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. The items of business are described more fully in the accompanying Proxy Statement. We will be providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, on or about May 20, 2020, we are mailing to many of our stockholders a notice instead of a paper copy of the Proxy Statement and our 2019 Annual Report.

We intend to hold the Annual Meeting virtually. A virtual meeting is one held by means of remote communication. Stockholders will be able to join the meeting via a website where they can listen to the speakers, view any presentations, submit questions and comments, hear the company’s responses, and vote their shares electronically. Stockholders at the close of business on May 11, 2020 and holders of proxies for those stockholders may attend and vote at the Annual Meeting. To attend, go to www.virtualshareholdermeeting.com/EBAY2020 (“Meeting Website”) and log in using the control number on your notice, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time of 8:00 a.m. Pacific Time, June 29, 2020, to ensure you can connect. A list of stockholders entitled to vote, as well as instructions to vote and to ask questions or make comments, will be available at the Meeting Website during the meeting.

How to Vote
YOUR VOTE IS IMPORTANT. Even if you plan to attend the meeting, please vote as soon as possible using any of the following methods. In all cases, you should have your notice, or if you requested to receive printed proxy materials, your proxy card or voting instruction form on hand and follow the instructions:

Online You can vote your shares online at www.proxyvote.com.	Phone You can vote your shares by calling +1 (800) 690-6903.	Mail If you requested to receive printed proxy materials, you can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

By Order of the Board of Directors

Marie Oh Huber
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 29, 2020: the Proxy Statement and the Annual Report are Available at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx.

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New in this Proxy Statement Special Meeting Threshold page 19 Lead Independent Director Duties page 19 Enterprise Risk and Sustainability Oversight page 25 Managed Payment Risk page 30

NEW Adopted or modified in recent years in response to stockholder feedback or as part of ongoing assessment of governance best practices.

Forward-Looking Statements. Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

2	/ 2020 Proxy Statement

Board of Directors

Proposal 1	Election of Directors

At the Annual Meeting, 13 directors will be elected to serve for a one-year term until our 2021 Annual Meeting and until their successors are elected and qualified. Our Board is currently composed of 15 members. Directors Anderson and Tierney have not been nominated, will not stand for reelection to the Board at the Annual Meeting and will retire from the Board at the end of their current terms at the Annual Meeting. Effective upon Director Tierney’s retirement, the Board has appointed Director Pressler to serve as Chair of the Board. Immediately after the Annual Meeting, the size of the Board will be reduced to 13.

All of the nominees are currently members of the Board, and each of the nominees has been elected previously by stockholders, except for Jamie Iannone, who joined the Board when he became Chief Executive Officer on April 27, 2020. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Twelve of 13 of the nominees are currently independent directors under the listing standards of The Nasdaq Stock Market. If elected at the Annual Meeting, each of the nominees will serve a one-year term until our 2021 Annual Meeting and will hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, or removal.

Our bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company has a resignation policy that would apply to any nominee who does not receive the vote required for election. For more details, please see Corporate Governance – Governance Policies and Practices – Majority Vote Standard for Election of Directors and Director Resignation Policy for Uncontested Elections.

The Board recommends a vote FOR each of the director nominees.

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Board of Directors   /   2020 Board Nominees

2020 Board Nominees

Summary Information

			Committees				Other Public Company Boards
Name and Principal Occupation	Age	Director Since	AC	CC	RC	CGNC
Anthony J. Bates INDEPENDENT Chief Executive Officer, Genesys	53	2015					1
Adriane M. Brown INDEPENDENT Venture Partner, Flying Fish Fund	61	2017					0
Jesse A. Cohn INDEPENDENT Partner, Elliott Management Corporation	39	2019					2
Diana Farrell INDEPENDENT President and Chief Executive Officer, JPMorgan Chase Institute	55	2017					0
Logan D. Green INDEPENDENT Chief Executive Officer and Co-founder, Lyft	36	2016					1
Bonnie S. Hammer INDEPENDENT Chairman, NBCUniversal Content Studios	69	2015					1
Jamie Iannone President and Chief Executive Officer, eBay Inc.	47	2020					0
Kathleen C. Mitic INDEPENDENT Co-Chief Executive Officer and Co-Founder, SomethingElse	50	2011					1
Matthew J. Murphy INDEPENDENT President and Chief Executive Officer, Marvell Technology	47	2019					1
Pierre M. Omidyar INDEPENDENT Founder, eBay Inc.	52	1996					0
Paul S. Pressler INDEPENDENT Operating Advisor, Clayton, Dubilier & Rice	63	2015					0
Robert H. Swan INDEPENDENT Chief Executive Officer, Intel Corporation	59	2015					1
Perry M. Traquina INDEPENDENT Former Chairman, Wellington Management Company	63	2015					2
AC	Audit Committee	CC	Compensation Committee	RC	Risk Committee	CGNC	Corporate Governance and Nominating Committee
Committee Chair	Member

4	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Nomination Process

Our Corporate Governance and Nominating Committee and Board have evaluated each of the director nominees recommended by our Board against the factors and principles eBay uses to select director nominees. Based on this evaluation, our Corporate Governance and Nominating Committee and the Board have concluded that it is in the best interests of eBay and its stockholders for each of the proposed nominees to serve as a director of eBay. The Board believes that all of these nominees have a strong track record of being responsible stewards of stockholders’ interests and bring extraordinarily valuable insight, perspective, and expertise to the Board. Additional reasons that the Board recommends supporting the election of the director nominees include:

●	All of the nominees have high-level managerial experience in relatively complex organizations.
●	Each nominee has highly relevant professional experience in the management, technology, and innovation fields.
●	The Board believes each nominee is an individual of high character and integrity and is able to contribute to strong board dynamics.
●	Each of these nominees has experience and expertise that complement the skill sets of the other nominees.
●	Each nominee is highly engaged and able to commit the time and resources needed to provide active oversight of eBay and its management. During 2019, our Board held ten meetings, and each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. None of the nominees sits on the boards of more than two other public companies, and each of the nominees who is currently an executive officer of a publicly traded company does not serve on any other boards beyond eBay and the Board of his or her own company.

In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should serve as a director of eBay. For additional information regarding the Corporate Governance and Nominating Committee’s approach to Board refreshment and nominations, please see Corporate Governance – Board Composition and Independence – Director Nomination Process.

Diversity

Our director nominees exhibit the following diverse mix of characteristics:

Tenure	Age	Gender and Ethnicity

Skills and Experience
Technology Industry	Management

E-Commerce/Retail	Entrepreneurship

Public Policy	Strategy

Transactions/M&A	Product, Marketing and Media

Leadership	Investment/Finance

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Board of Directors   /   2020 Board Nominees

Anthony J. Bates Age: 53 Director Since: 2015 Committees: ●Compensation Committee ●Risk Committee	Other Public Company Boards: ●VMware, Inc. (since 2016)

Experience
Mr. Bates is CEO of Genesys, which provides customer-experience and call-center technology. He was Vice Chairman of the board of Social Capital Hedosophia Holdings Corp. (“Social Capital,” a special purpose acquisition company) from 2017 to 2019. From May 2017 through June 2018, Mr. Bates held the position of Chief Executive Officer of Growth at Social Capital. He also has been a member of the board of directors of VMware, Inc. since 2016, where he is chair of the Mergers & Acquisitions committee. He was formerly a member of the board of directors of GoPro, Inc.

Mr. Bates was President of GoPro, a technology company that manufactures action cameras, from 2014 to 2016, and helped with the initial public offering of the company. Before joining GoPro, Mr. Bates was the executive vice president of Microsoft Corp.’s Business Development and Evangelism group, responsible for the company’s relationships with key original equipment manufacturers (OEMs), strategic innovation partners, independent software vendors and developers. Mr. Bates also led Microsoft’s corporate strategy team.

Mr. Bates was also the president of Microsoft’s Skype Division and the Chief Executive Officer of Skype, Inc. prior to its acquisition in October of 2011. Preceding Skype, Mr. Bates held senior positions with both Cisco Systems, Inc. and MCI Internet. Mr. Bates previously served as a member of the boards of YouTube, Inc. and LoveFilm.

Director Qualifications
●Technology and Retail Industry Experience: Executive leadership in the technology industry, including the management of worldwide operations, sales, service and support areas. Technical skills, as evidenced by his 10 patents in network innovations and his 12 requests for comments published with the Internet Engineering Task Force. Retail industry experience from his prior employment at GoPro, a consumer products company, YouTube, and LoveFilm, a provider of DVD-by-mail and streaming video on demand.
●Management, Leadership and Strategy Experience: Current service on board of VMware, Inc.; formerly on board of Social Capital Hedosophia Holdings Corp.; and formerly President and a board member of GoPro. Former Executive Vice President, Business Development and Evangelism at Microsoft Corporation, former Chief Executive Officer of Skype Inc. and former Senior Vice President of Cisco Systems, Inc.

6	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Adriane M. Brown Age: 61 Director Since: 2017 Committees: ●Audit Committee ●Risk Committee	Other Public Company Boards: ●None

Experience
Ms. Brown became a Venture Partner at Flying Fish Fund, a venture capital firm, in November 2018. Prior to that, Ms. Brown served as President and Chief Operating Officer for Intellectual Ventures (“IV”), an invention and investment company that commercializes inventions, from January 2010 through July 2017, and served as a Senior Advisor until December 2018. Before joining IV, Ms. Brown served as President and Chief Executive Officer of Honeywell Transportation Systems. Over the course of 10 years at Honeywell, she held leadership positions serving the aerospace and automotive markets globally. Prior to Honeywell, Ms. Brown spent 19 years at Corning, Inc., ultimately serving as Vice President and General Manager, Environmental Products Division, having started her career there as a shift supervisor.

Ms. Brown also serves on the boards of directors of Washington Research Foundation, the Pacific Science Center and Jobs for America’s Graduates. Ms. Brown also served on the boards of directors of Allergan Plc and Raytheon Company until 2020.

Ms. Brown holds a Doctorate of Humane Letters and a bachelor’s degree in environmental health from Old Dominion University, and is a winner of its Distinguished Alumni Award. She also holds a master’s degree in management from the Massachusetts Institute of Technology where she was a Sloan Fellow.

Director Qualifications
●Leadership and Strategy Experience: Leadership of global technology and commercial businesses at Honeywell Transportation, Corning, Allergan and Raytheon. Experience driving business strategy, growth and development, innovation and R&D, manufacturing and sales, and customer service and expansion.
●Investment/Finance, Management and Technology Industry Experience: President and Chief Operating Officer for IV from January 2010 to July 2017. During her tenure at IV, the company delivered more than $3 billion in revenue, invented technology enabling 14 companies and joint ventures, acquired 50 customers and established Global Good and Research, a global health invention and innovation project.

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Board of Directors   /   2020 Board Nominees

Jesse A. Cohn Age: 39 Director Since: 2019 Committees: ●None	Other Public Company Boards: ●Citrix Systems, Inc. (since 2015) ●Twitter, Inc. (since 2020)

Experience
Mr. Cohn is a Partner, member of the Management Committee, and the Head of U.S. Equity Activism at Elliott Management Corporation, an investment management firm he joined in 2004. Mr. Cohn’s primary responsibility is to manage U.S. equity activist efforts, and he spends considerable time focusing on Elliott’s technology investments.

Mr. Cohn serves on the board of directors of Citrix Systems, Inc. and Twitter, Inc., and is a member of the advisory board at the Harvard Law School Program on Corporate Governance. Mr. Cohn previously served on the board of directors of LogMeIn, Inc. from January 2017 to May 2018. Prior to joining Elliott, Mr. Cohn was an analyst in the mergers and acquisitions group at Morgan Stanley. He earned his B.S. in Economics from the University of Pennsylvania’s Wharton School of Business, from which he graduated summa cum laude.

Director Qualifications
●Technology Industry and Strategy Experience: Sits on the boards of multiple technology companies.
●Leadership, Investment/Finance, Transactions/M&A: Head of U.S. Equity Activism at Elliott Management Corporation, and member of boards of multiple technology companies.

8	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Diana Farrell Age: 55 Director Since: 2017 Committees: ●Risk Committee	Other Public Company Boards: ●None

Experience
Ms. Farrell is the founding President and Chief Executive Officer of the JPMorgan Chase Institute, a global think tank. Previously, Diana was a Senior Partner at McKinsey & Company where she was the Global Head of the McKinsey Center for Government and the McKinsey Global Institute.

Ms. Farrell served in the White House as Deputy Director of the National Economic Council and Deputy Assistant to the President on Economic Policy from 2009 to 2010. During her tenure, she led interagency processes and stakeholder management on a broad portfolio of economic and legislative initiatives. Ms. Farrell coordinated policy development and stakeholder engagement around the passage of major legislation. She also served as a member of the President’s Auto Recovery Task Force.

Ms. Farrell currently serves on the boards of directors of The Urban Institute and the National Bureau of Economic Research, and is a Trustee Emeritus of Wesleyan University. In addition, Ms. Farrell is a Trustee of the Trilateral Commission and served as a Co-Chair of the World Economic Forum’s Council on Economic Progress. Ms. Farrell is also a member of the Council on Foreign Relations, the Economic Club of New York, the Aspen Strategy Group, the Bretton Woods Committee and the National Academies of Science’s Committee on National Statistics.

Ms. Farrell holds a M.B.A. from Harvard Business School, and a B.A. from Wesleyan University, where she was awarded a Distinguished Alumna award.

Director Qualifications
●Policy Experience: Previously global head of the McKinsey Global Institute and McKinsey Center for Government, a leading economic advisor to the President of the United States. Member of several economic and international policy groups and a trustee leading economic think tanks.
●Financial Expertise: Chief Executive Officer and founding President of the JPMorgan Chase Institute. Led research on global capital markets at McKinsey Global Institute, and interagency process on financial policy as Deputy Director of the National Economic Council.
●Leadership and Strategy Experience: Former Senior Partner at McKinsey & Company and Deputy Director of the National Economic Council. Service on non-profit boards and leadership of economic and policy organizations.

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Board of Directors   /   2020 Board Nominees

Logan D. Green Age: 36 Director Since: 2016 Committees: ●Corporate Governance and Nominating Committee	Other Public Company Boards: ●Lyft, Inc. (since 2019)

Experience
Mr. Green has served as the Chief Executive Officer and co-founder of Lyft, Inc., a rideshare company, since 2012. Lyft grew out of Zimride, a rideshare company previously co-founded by Mr. Green in 2007. Zimride was acquired by Enterprise Rent-A-Car. Mr. Green received his B.A. in Business Economics from the University of California, Santa Barbara.

Director Qualifications
●Technology and E-Commerce Industry Experience; Leadership, Management, Strategy and Entrepreneurship Experience: CEO and co-founder of Lyft, a publicly traded, on-demand transportation company.

10	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Bonnie S. Hammer Age: 69 Director Since: 2015 Committees: ●Compensation Committee	Other Public Company Boards: ●IAC/InteractiveCorp (since 2014)

Experience

Ms. Hammer is Chairman, NBCUniversal Content Studios, where she oversees Universal Television, Universal Content Productions and NBCUniversal International Studios. Previously, Ms. Hammer was Chairman, Direct-to-Consumer and Digital Enterprises, where she built the brand identity and greenlit the initial content slate for Peacock, NBCUniversal’s upcoming streaming service. Before that, she was Chairman, NBCUniversal Cable Entertainment and Cable Studios, where she oversaw cable brands USA Network, SYFY, Bravo, Oxygen, E! Entertainment and Universal Kids, as well as two Hollywood studios: Universal Cable Productions and Wilshire Studios, and the digital business, Bluprint. Additionally, Ms. Hammer has overseen the NBCUniversal Digital Enterprises Group and its investments in BuzzFeed, Vox and Snap.

Ms. Hammer joined NBCUniversal in 2004 as President of USA Network and SYFY, having served as President of SYFY from 2001 to 2004. She held other senior executive positions at SYFY and USA Network from 1989 to 2000. Before that, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served on the boards of ShopNBC, a 24-hour TV Shopping network, the International Radio and Television Society, and the Ad Council. Ms. Hammer also serves on the board of directors of IAC/InteractiveCorp and currently holds an advisory role with Boston University’s College of Communication. Additionally, Ms. Hammer serves on the board of governors for the Motion Picture & Television Fund.

Ms. Hammer holds a bachelor’s degree in communications and a master’s degree in media and new technology from Boston University. In 2017, Boston University awarded her an Honorary Doctorate of Humane Letters.

Director Qualifications
●Product, Marketing and Media Experience: Industry leader in media for over 40 years, with expertise in network programming, production, marketing, and multiplatform branding.
●Leadership, Strategy and Management Experience: Chairman, NBCUniversal Content Studios and previous executive roles including oversight of NBCUniversal’s innovative streaming service, prominent cable brands and production studios.

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Board of Directors   /   2020 Board Nominees

Jamie Iannone Age: 47 Director Since: 2020 Committees: ●None	Other Public Company Boards: ●None

Experience

Mr. Iannone has been President and Chief Executive Officer of eBay since April 2020.

Earlier in 2020, Mr. Iannone served as Chief Operating Officer of Walmart eCommerce, where he also was responsible for Store No. 8, Walmart’s incubation hub. Since 2014, Mr. Iannone held leadership roles at Walmart Inc. including CEO of SamsClub.com and Executive Vice President of membership and technology, Sam’s Club, a $57 billion business. In those roles, Mr. Iannone grew the SamsClub.com business and Sam’s Club’s membership base.

Before Walmart Inc., Mr. Iannone was Executive Vice President of Digital Products at Barnes & Noble, Inc., where he was responsible for all NOOK devices, software, accessories and retail integration and experiences; books and digital content; and third-party partnerships.

Mr. Iannone held various roles at eBay from 2001 to 2009, including leading Product Marketing, Search, and Buyer Experience.

He previously worked at Epinions.com and Booz Allen Hamilton. Mr. Iannone also served on the Board of Directors of The Children’s Place.

He earned a Bachelor of Science in operations research, engineering and management systems from Princeton University and a Master of Business Administration from the Stanford Graduate School of Business.

Director Qualifications
●Technology Industry, Management, Strategy, and Leadership Experience: Executive with three large, innovative global technology companies: eBay, Walmart, and Barnes and Noble. Board experience at The Children’s Place.
●E-Commerce and Retail Industry Experience: Leader with an array of online and offline retail businesses, including eBay, SamsClub.com, Sam’s Club, Barnes and Noble, The Children’s Place, and Epinions.com.
●Product and Media Experience: Delivered innovative product experiences in executive roles at eBay, SamsClub.com and Sam’s Club, and Barnes and Noble. Led media partnerships, books, digital content, and NOOK software at Barnes and Noble.

12	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Kathleen C. Mitic Age: 50 Director Since: 2011 Committees: ●Compensation Committee ●Corporate Governance and Nominating Committee (Chair)	Other Public Company Boards: ●RH (f/k/a Restoration Hardware Holdings, Inc.) (since 2013)

Experience

Ms. Mitic is Co-CEO and Co-founder of SomethingElse, a direct-to-consumer beverage company. From 2012 to 2017, Ms. Mitic was the Chief Executive Officer and Co-founder of Sitch, a startup building mobile consumer products.

From 2010 to 2012, Ms. Mitic served as Director of Platform and Mobile Marketing at Facebook, where she was responsible for developing and growing global developer and partner products. Prior to joining Facebook, Ms. Mitic served as Senior Vice President, Product Marketing at Palm, expanding the company product lines and international footprint through its acquisition by Hewlett-Packard in 2010.

Prior to Palm, Ms. Mitic spent 15 years in leadership positions at various consumer technology companies. These experiences include at NetDynamics (acquired by Sun Microsystems) where she launched the industry’s first application server, at Four11 where she built the email service RocketMail (now Yahoo! Mail) and at Yahoo! where she served as Vice President and General Manager.

Ms. Mitic currently serves on the board of directors of RH (formerly known as Restoration Hardware Holdings, Inc.). She also serves on the board of directors of Headspace, a health and wellness technology company, and the non-profit organization LeanIn.Org.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

Director Qualifications
●Product, Marketing, and Media Experience: Expertise in global products, marketing and media through work leading Global Platform and Mobile Marketing at Facebook, Inc. and the Global Products Marketing group at Palm, Inc., and as Vice President and General Manager at Yahoo! Inc.
●Technology Industry, Entrepreneurship, and Leadership Experience: Consumer-facing executive positions in technology industry (listed above) for over twenty years. Entrepreneurial experience building and operating technology companies as founder and Chief Executive Officer of Sitch, Inc. and Vice President and General Manager of Yahoo! Inc.

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Board of Directors   /   2020 Board Nominees

Matthew J. Murphy Age: 47 Director Since: 2019 Committees: ●None	Other Public Company Boards: ●Marvell Technology Group Ltd. (since 2016)

Experience

Mr. Murphy is President and Chief Executive Officer of Marvell Technology Group Ltd. (“Marvell”), a semiconductor company. He has led Marvell since joining in July 2016 and also serves as a member of Marvell’s board of directors. In his role as CEO, Mr. Murphy is responsible for leading new technology development, directing ongoing operations and driving Marvell’s growth strategy.

Prior to joining Marvell, Mr. Murphy worked for Maxim Integrated Products, Inc., a company that designs, manufactures and sells analog and mixed-signal integrated circuits. He advanced there through a series of business leadership roles over two decades. Most recently, he served as Executive Vice President of Business Units and Sales & Marketing, overseeing all product development and go-to-market activities. Prior to that, he served as the Senior Vice President of the Communications and Automotive Solutions Group and Vice President of Worldwide Sales and Marketing.

Mr. Murphy is a recipient of a Silicon Valley Business Journal 2019 C-Suite award for CEO of a Large Public Company, and was a “40 Under 40” honoree in 2011. In 2018, Institutional Investor named him All-America Executive Team Best CEO in the semiconductor category. He also served as the Chairman of the Semiconductor Industry Association (SIA) in 2018.

Mr. Murphy earned a B.A. from Franklin & Marshall College, and is also a graduate of the Stanford Executive Program. He serves on the boards of directors of the SIA and Global Semiconductor Alliance.

Director Qualifications
●Technology Industry and Product Experience; Leadership, Management, and Strategy Experience: Chief Executive Officer of Marvell, management and executive positions with Maxim Integrated Products, Inc., and board membership at Global Semiconductor Alliance and Semiconductor Industry Association.

14	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Pierre M. Omidyar Age: 52 Director Since: 1996 Committees: ●None	Other Public Company Boards: ●None

Experience

Mr. Omidyar is a philanthropist, technologist, and innovator. Mr. Omidyar founded eBay in September 1995 and has served as a Board member of eBay since May 1996, and as Chairman of the Board from May 1996 to July 2015. He served as a director of PayPal Holdings, Inc. from July 2015 to May 2017.

Mr. Omidyar and his wife Pam are active philanthropists, engaged in the philanthropic organizations of The Omidyar Group, a few of which include: Democracy Fund, HopeLab, Humanity United, Omidyar Network, Ulupono Initiative, and the recently launched Luminate, Flourish, Spero, and Imaginable Futures. In addition, Mr. Omidyar is co-founder and publisher of Civil Beat, a nonprofit news service dedicated to serving Hawaii’s public interest through investigative journalism. He is also the founder of First Look Media, a media company devoted to supporting independent voices, from fearless investigative journalism and documentary filmmaking to smart, provocative entertainment. Mr. Omidyar serves on the boards of trustees of the Omidyar-Tufts Microfinance Fund, Punahou School, and Santa Fe Institute.

Mr. Omidyar received his B.S. from Tufts University.

Director Qualifications
●Technology Industry and E-Commerce/Retail Experience: Technologist and innovator in e-commerce and retail.
●Leadership and Entrepreneurship: Founder of eBay, former director of PayPal Holdings, Inc., and founder of several innovative businesses, including Omidyar Network and First Look Media.

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Board of Directors   /   2020 Board Nominees

Paul S. Pressler Age: 63 Director Since: 2015 Committees: ●Compensation Committee (Chair) ●Corporate Governance and Nominating Committee	Other Public Company Boards: ●None

Experience

Mr. Pressler has been an Operating Advisor of Clayton, Dubilier & Rice, LLC, a private equity investment firm, since 2020. He was previously a partner of Clayton, Dubilier & Rice from 2009 to 2020. Previously, Mr. Pressler was Chairman of David’s Bridal, Inc. from 2012 to 2018, AssuraMed Holding, Inc. from 2010 to 2013 and SiteOne Landscape Supply, Inc. from to 2013 to 2017. Mr. Pressler served as President and Chief Executive Officer of The Gap, Inc. for five years, from 2002 to 2007. Before that, he spent 15 years in senior leadership roles with The Walt Disney Company, including Chairman of the global theme park and resorts division, President of Disneyland, and President of The Disney Stores.

Mr. Pressler currently serves on the board of directors of Wilsonart, Inc. and MOD Super Fast Pizza, LLC.

Mr. Pressler received his B.S. from the State University of New York at Oneonta.

Director Qualifications
●Investment/Finance Experience: Operating Advisor and former partner at private equity firm Clayton, Dubilier & Rice since 2009.
●Leadership, Management, Retail Industry and Strategy Experience: Formerly Chairman of David’s Bridal, Chairman of SiteOne Landscape Supply, Chairman of AssuraMed, President and Chief Executive Officer of The Gap, and 15 years in senior leadership at The Walt Disney Company, including President of The Disney Stores.

16	/ 2020 Proxy Statement

2020 Board Nominees   /   Board of Directors

Robert H. Swan Age: 59 Director Since: 2015 Committees: ●Risk Committee (Chair)	Other Public Company Boards: ●Intel Corporation (since 2019)

Experience

Mr. Swan joined Intel Corporation (“Intel”), a multinational technology company, in 2016. He first served as Intel’s Executive Vice President and Chief Financial Officer, added interim CEO to his duties in June 2018 to January 2019 and has served as a director and CEO of Intel since January 2019. From 2015 to 2016, Mr. Swan served as an Operating Partner of General Atlantic, a leading global growth equity firm. From 2006 to 2015, Mr. Swan served as Senior Vice President, Finance, and Chief Financial Officer at eBay, where he oversaw all aspects of the Company’s finance function, including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations. Prior to eBay, Mr. Swan served as Chief Financial Officer at Electronic Data Systems Corp., TRW Inc., and Webvan Group, Inc. He also served as Chief Operating Officer and CEO of Webvan Group. He previously served on the board of directors of Applied Materials, Inc. from 2009 to 2016, and AppDynamics from 2016 to 2017.

Mr. Swan began his career at General Electric, where he spent 15 years in numerous senior finance roles, including divisional Chief Financial Officer for GE Transportation Systems, GE Healthcare Europe, and GE Lighting.

Mr. Swan received his B.S. from the University at Buffalo and his M.B.A. from the State University of New York at Binghamton.

Director Qualifications
●Investment/Finance and Transactions/M&A Expertise: Former Chief Financial Officer of Intel, eBay and Electronic Data Systems.
●Leadership, Management, and Strategy Experience; Technology Industry and E-Commerce/Retail Experience: Chief Executive Officer of Intel and executive roles at eBay, Intel, and Electronic Data Systems.

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Board of Directors   /   2020 Board Nominees

Perry M. Traquina Age: 63 Director Since: 2015 Committees: ●Audit Committee ●Corporate Governance and Nominating Committee	Other Public Company Boards: ●Morgan Stanley (since 2015) ●The Allstate Corporation (since 2016)

Experience

Mr. Traquina is the former Chairman, Chief Executive Officer, and Managing Partner of Wellington Management Company LLP, a global investment management firm. Mr. Traquina held this position for a decade until his retirement from the firm in 2014. During his 34-year career at Wellington, he was an investor for 17 years and a member of the management team for the other half of his time at the firm.

Mr. Traquina received his B.A. from Brandeis University and his M.B.A. from Harvard University.

Director Qualifications
●Investment/Finance Experience: More than 34 years of leadership at Wellington Management Company LLP.
●Leadership and Management Experience: Former Chairman, CEO, and Managing Partner of Wellington Management Company LLP, and current service on boards of directors of Morgan Stanley and The Allstate Corporation.

18	/ 2020 Proxy Statement

Corporate Governance

Highlights

eBay is committed to transparency and accountability, as demonstrated by the following governance features:

Board Composition and Independence	Board Leadership Structure and Effectiveness	Board Oversight and Stockholder Engagement	Board Governance Policies & Practices
✓Diverse experience and perspectives ✓Commitment to Board refreshment ✓Strong Board independence (14 of 15 directors are independent)	✓Separate Board Chair and CEO roles ✓Risk Committee NEW ✓Robust self-assessment process	✓Strategy and Risk Oversight ✓Oversight of sustainability initiatives NEW ✓Strong stockholder engagement practices	✓Clawback policy ✓Robust stock ownership requirements for our executive officers and directors ✓Anti-hedging and anti-pledging policies

Stockholder Rights
Our Board is committed to good corporate governance and believes in maintaining policies and practices that serve the interests of all stockholders, including governance provisions that protect and empower stockholders, including:

✓	Special Meetings – Stockholders representing 20% or more of eBay common stock can call a special stockholders meeting. NEW
✓	Annual Election of Board of Directors – All directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.
✓	Majority Voting for Election of Board of Directors – We have adopted a majority voting standard for the election of directors in uncontested elections.
✓	Proxy Access for Director Nominations – We have adopted a proxy access bylaw provision that allows an eligible stockholder or group of stockholders to nominate candidates for election to the Board that are included in our proxy statement and ballot.
✓	Majority Voting for Charter and Bylaw Amendments – Our charter and bylaw provisions do not have supermajority voting provisions. Stockholders can approve binding charter and bylaw amendments with a majority vote.
✓	No Stockholder Rights Plan – We do not have a stockholder rights plan (also known as a “poison pill”).
✓	Independent Board Leadership – We have separated the roles of Chair of the Board and CEO. The Chair of the Board is an independent director – as are all of the chairs and members of the Audit, Compensation, Corporate Governance and Nominating and Risk Committees. When our Board Chair is not independent, we require a Lead Independent Director with robust responsibilities. NEW
✓	Stockholder Engagement – Stockholders can communicate directly with the Board and/or individual directors. (See “Contacting the Board or Individual Directors.”) In addition, management and members of the Board regularly engage with stockholders to solicit their views on important issues such as corporate governance and executive compensation.

NEW Adopted or modified in recent years in response to stockholder feedback or as part of ongoing assessment of governance best practices.

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Corporate Governance   /   Board Composition and Independence

Board Composition and Independence

The Board has developed a set of guiding principles relating to Board membership. The Board believes that in light of the rapidly changing environment in which the Company’s businesses operate, the Board must add members with highly relevant professional experience. In addition, the Board believes that a certain amount of director turnover is to be expected and desirable, though it does not have term limits.

Director Nomination Process

Ongoing Assessment of Composition and Structure
Commitment to Board Refreshment
Our Board has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Of our current directors, 11 current directors were added since 2015. Our directors have an average tenure of 5 years and a median tenure of 5 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors. A goal of our board refreshment is enhancing the diversity of skills and experience of the Board.

Nominating Process
The Corporate Governance and Nominating Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The Corporate Governance and Nominating Committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The Corporate Governance and Nominating Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies.

Director Selection Principles
The Corporate Governance and Nominating Committee considers a number of factors in determining the slate of director nominees for election to the Company’s Board that it recommends to the Board, with each candidate being reviewed relative to the following principles.

✓	The Board should be composed of directors chosen on the basis of their character, integrity, judgment, skills, background, and experience of particular relevance to the Company.
✓	Directors should have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.
✓	Directors should also represent the balanced, best interests of the stockholders as a whole, rather than special interest groups or constituencies.
✓	Each director should be an individual of the highest character and integrity, with the ability to work well with others and with sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.
✓	In addressing the overall composition of the Board, characteristics such as gender, race, age, international background, and expertise should be considered.
✓	The Board should be composed of directors who are highly engaged with our business.
✓	The Board should include individuals with highly relevant professional experience.

20	/ 2020 Proxy Statement

Board Composition and Independence   /   Corporate Governance

Diversity of Skills and Experience
In planning for succession, the Corporate Governance and Nominating Committee considers the overall mix of skills and experience of the Board and the types of skills and experience desirable for future Board members, in light of the Company’s business and long-term strategy. Experiences, qualifications, skills and attributes prioritized by the committee include the following.

+	Technology industry experience
+	Retail and e-commerce industry experience
+	Strategy experience in either established or growth markets
+	Investment and finance experience
+	Leadership experience, including public company governance
+	Entrepreneurship
+	Transactional experience, including mergers and acquisitions
+	Management experience, including talent and culture development
+	Product, marketing and media experience
+	Government and public policy experience
+	Global business experience
+	Sustainable business practices experience
+	Financial expertise, including expertise gained as a chief financial officer or other sophisticated experience

Further Diversity Priorities

In addition to expertise, the Corporate Governance and Nominating Committee considers gender, race, age and national origin in evaluating potential Board members. When searching for new directors, the Corporate Governance and Nominating Committee actively seeks out women and individuals from minority groups to include in the pool from which Board nominees are chosen.

Stockholder Nominations and Proxy Access
Stockholders wishing to submit recommendations or director nominations pursuant to the advance notice procedures set forth in our bylaws for our 2021 Annual Meeting of Stockholders should submit their recommendations or nominations to the Corporate Governance and Nominating Committee in care of our Corporate Secretary. Such nominations should be in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting.”

Our “Proxy Access” bylaw provision permits an eligible stockholder or group of up to 20 stockholders to nominate candidates for election to our Board. Proxy access candidates will be included in our proxy statement and ballot. The proxy access bylaw provision provides that holders of at least 3% of eBay common stock, which can comprise up to 20 stockholders, holding such stock continuously for at least three years, can nominate two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders meeting. Our bylaws provide details regarding the time frames and procedures that must be followed and other requirements that must be met to nominate directors through this process.

Agreement with Elliott and Starboard
On February 28, 2019, we entered into separate agreements (collectively, the “Agreements”) with funds affiliated with Elliott Management Corporation (collectively, “Elliott”) and with Starboard Value LP and its affiliates (collectively, “Starboard”). The Agreements include provisions regarding various matters including, but not limited to, the appointment of directors, procedures for determining replacements for the newly appointed directors, voting commitments, “standstills” restricting certain conduct and activities during the periods specified in each Agreement, non-disparagement and other items that are addressed separately in each Agreement. A description of the Agreements and copies of the Agreements are included in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019. Pursuant to the Agreements, Jesse Cohn was appointed to the Board on March 1, 2019, and Matthew Murphy was appointed to the Board on March 15, 2019.

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Corporate Governance   /   Board Composition and Independence

On February 28, 2020, we received notice from Starboard regarding its intent to nominate four persons as candidates to stand for election to the Board at the 2020 Annual Meeting. On April 16, 2020, we and Starboard jointly announced that Starboard withdrew its nomination of director candidates to stand for election at the 2020 Annual Meeting.

Director Independence
The rules of The Nasdaq Stock Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.”

Objective tests	The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.
Subjective test	The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities.

On a quarterly basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of The Nasdaq Stock Market and our Corporate Governance Guidelines, and whether members of our Audit Committee and Compensation Committee satisfy additional SEC and Nasdaq independence requirements.

Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that 14 of our 15 Directors are Independent. Each of the 14 directors is independent under the listing standards of The Nasdaq Stock Market and under eBay’s Corporate Governance Guidelines. Devin Wenig, who stepped down as President and Chief Executive Officer and as a member of the Board on September 24, 2019, was not an independent director. Jamie Iannone, who joined the Board and became our President and Chief Executive Officer on April 27, 2020, is not an independent director.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors.

Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chair of the Board and our Corporate Secretary of any change in his or her principal occupation or status as a member of the board of any other public company, including retirement, or any change in circumstance that may cause his or her status as an independent director to change.

22	/ 2020 Proxy Statement

Board Leadership Structure and Effectiveness   /   Corporate Governance

Board Leadership Structure and Effectiveness

Board Leadership

In accordance with our bylaws, our Board elects our Chair of the Board and appoints our CEO. Our Corporate

Governance Guidelines require that the roles of Chair of the Board and CEO be held by separate individuals and require the appointment of a lead independent director if the Chair of the Board is not an independent director. The Board believes that the separation of the offices of the Chair of the Board and CEO is appropriate at this time as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities. Director Tierney has served as our Chair of the Board since July 2015. Director Tierney will retire from the Board on the date of the Annual Meeting, and the Board has determined that he will be succeeded as Chair of the Board by Director Pressler.

Committee Structure

The Board has four principal committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Risk Committee.

The purpose of the Board committees is to help the Board effectively and efficiently fulfill its responsibilities, but they do not displace the oversight of the Board as a whole. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, a member of each committee periodically reports to the Board on any significant matters discussed by the committee. The Board and each of its committees may retain outside advisors of its choosing at the Company’s expense. Neither the Board nor any committee is required to obtain management’s consent to retain outside advisors.

Board of Directors
Chair of the Board: Thomas J. Tierney (Independent)

Audit Committee Chair: Fred D. Anderson Jr. All Members Independent	Compensation Committee Chair: Paul S. Pressler All Members Independent	Corporate Governance and Nominating Committee Chair: Kathleen C. Mitic All Members Independent	Risk Committee Chair: Robert H. Swan All Members Independent

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Corporate Governance   /   Board Leadership Structure and Effectiveness

Audit Committee
Each member of the Audit Committee is independent in accordance with the audit committee independence requirements of the listing rules of The Nasdaq Stock Market and the applicable rules and regulations of the SEC. Our Board has determined that each of Mr. Anderson and Mr. Traquina is an “audit committee financial expert” as defined by the SEC. In connection with Director Anderson’s retirement, the Board has a succession plan that will result in an additional qualified independent director joining the Audit Committee as of the date of the Annual Meeting.

Members	Key Responsibilities
Fred D. Anderson Jr. (Chair) Adriane M. Brown Perry M. Traquina Meetings in 2019: 9
●Meets with our independent auditors to review the results of the annual audit and to discuss our financial statements
●Oversees the independence of the independent auditors, evaluates, together with the Board, the independent auditors’ performance, and reviews and approves the fees of the independent auditors
●Receives and considers the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and our legal and ethical compliance programs
●Considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds
●Reviews and discusses with management our financial risk exposures, including credit and counterparty risks, market risk, asset and liability risk, liquidity risk, foreign currency risk, and investment policy and risk, and the steps we have taken to detect, monitor, and actively manage such exposures
●Reviews and evaluates the compensation and performance of the Vice President, Internal Audit, reviews and approves the internal audit plan, receives regular reports on internal audit activities and meets directly with the Vice President, Internal Audit without other members of management present

You can view our Audit Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

Compensation Committee
The members of our Compensation Committee are all independent in accordance with the rules and regulations of The Nasdaq Stock Market and the Exchange Act and Section 162(m) of the Internal Revenue Code.

Members	Key Responsibilities
Paul S. Pressler (Chair) Anthony J. Bates Bonnie S. Hammer Kathleen C. Mitic Thomas J. Tierney Meetings in 2019: 8
●Reviews and approves the compensation of our CEO and our other executive officers and the overall strategy for employee compensation
●Reviews and approves the Compensation Discussion and Analysis
●Assesses on an annual basis the independence of its compensation consultants and other compensation advisers
●Reviews risk assessment of our compensation programs to ensure that our compensation programs do not incent employees to take unacceptable risk
●Reviews talent management and organizational development strategies with senior leadership (i.e., human capital management)

24	/ 2020 Proxy Statement

Board Leadership Structure and Effectiveness   /   Corporate Governance

The Compensation Committee Charter permits the Compensation Committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/ corporate-governance/governance-documents.

Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee during 2019 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2019, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Risk Assessment of Compensation Policies and Practices
We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to the Compensation Committee, which agreed with this conclusion.

Corporate Governance and Nominating Committee
All members of our Corporate Governance and Nominating Committee are independent under the listing standards of The Nasdaq Stock Market.

Members	Key Responsibilities
Kathleen C. Mitic (Chair) Logan D. Green Paul S. Pressler Thomas J. Tierney Perry M. Traquina Meetings in 2019: 3
●Makes recommendations to the Board as to the appropriate size of the Board and Board committees
●Reviews the qualifications of candidates for the Board
●Makes recommendations to the Board on potential Board and Board committee members
●Assesses the responsibilities of key Board committees and makes recommendations to the Board
●Establishes procedures for the oversight of the evaluation of the Board and management
●Reviews correspondence received from stockholders and receives reports on stockholder feedback obtained through outreach program
● Oversees the Company’s policies and programs concerning responsible business and philanthropy and sustainability reporting NEW
●Reviews the Company’s political spending and related activities

The Corporate Governance and Nominating Committee takes into account the set of guiding principles relating to Board membership described in “Board Composition and Independence.”

You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

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Corporate Governance   /   Board Leadership Structure and Effectiveness

Risk Committee NEW
The Risk Committee was formed in September 2018. The Risk Committee Charter requires a majority of the committee members to be independent under the listing standards of the Nasdaq Stock Market. Currently, all members of our Risk Committee are independent under the Nasdaq Stock Market listing standards.

Members	Key Responsibilities
Robert H. Swan (Chair) Anthony J. Bates Adriane M. Brown Diana Farrell Meetings in 2019: 3
●Oversees the Company’s management of key risks such as information security and regulatory compliance (including privacy, anti-money laundering and foreign assets control), as well as the guidelines, policies and processes for monitoring and mitigating such risks
●Reviews and discusses with management the Company’s enterprise risk management function and structure, and the guidelines, policies and processes for risk assessment and risk management
●Reviews and discusses with management the tone and culture within the Company regarding risk, including open risk discussions, and integration of risk management into the Company’s behaviors, decision making, and processes
●Receives reports from the Company’s corporate audit and compliance staff on the results of risk management reviews and assessment
●Reviews reports from the Company’s Chief Compliance Officer regarding ongoing enhancements to, and overall effectiveness of, the Company’s compliance risk management program

You can view our Risk Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

26	/ 2020 Proxy Statement

Board Leadership Structure and Effectiveness   /   Corporate Governance

Board and Committee Effectiveness

We believe in strong corporate governance practices that provide meaningful rights to our stockholders and ensure Board accountability. Our Corporate Governance Guidelines set a framework within which our Board conducts its business and demonstrates our commitment to good governance and our relationship with our stockholders. Principle features of our Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Engaged Independent Oversight	Incorporation of Feedback	Board Annual
Self-Assessment

It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board and each committee perform an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chair of the Corporate Governance and Nominating Committee leads the Board in its review of the results of the annual self-assessment and takes further action as needed.

Self-Assessment Questionnaire

Provides director feedback on the Board and each of the Committees as well as each director

Results Analyzed

Results of the self-assessment are analyzed and discussed with Corporate Governance and Nominating Committee

Individual Discussions

The Chair of our Corporate Governance and Nominating Committee engages with individual directors as appropriate

Summary of Results

Summary of Board and Committee self-assessment results provided to full Board

Ongoing Feedback

Directors are encouraged to provide ongoing feedback in addition to the annual self-assessment

Feedback Incorporated

Policies and practices updated as appropriate as a result of the annual self-assessment and ongoing feedback

Review of Process

Our Corporate Governance and Nominating Committee periodically reviews the self-assessment process

Board Operations
●Robust oversight of corporate strategy
●Executive sessions scheduled for each regular Board meeting
●Director product showcases
●Open access to senior management and information
●Access to third-party advisors
●Frequent informal Board calls
●Substantial opportunity to engage with employees at company-wide events
●Engagement with management outside of Board meetings through working groups and mentorship of Impact team
Annual Governance Review ●Review and update corporate governance practices in context of Board operations and stakeholder feedback
Annual Self-Assessment

●Formal Board and committee self-evaluations conducted by independent Chairs
●Feedback incorporated into Board practices
Stockholder Outreach
●Regular fall and spring governance outreach with significant stockholders

Accountability to Stockholders
●Proxy access for director candidates nominated by stockholders
●Majority voting standard for uncontested director elections
●Annual director elections
●All directors are expected to attend the Annual Meeting of Stockholders and all attended the 2019 Annual Meeting
Governance Principles
●Independent Chair
●Stockownership guidelines for directors
●Prohibition on stock hedging and pledging
●Commitment to strong governance practices and recognition of the importance of strong governance to value creation and risk oversight

Director Recruitment
●Seek directors with diverse perspectives and expertise relevant to our long-term business strategy
●Emphasis on adding directors with diverse backgrounds to the Board
Diverse, Independent Board with Mix of Tenures
●All directors except our CEO are independent
●Board includes two stockholder-recommended directors
●Directors possess wide range of expertise to foster diverse perspectives
Director Education
●eBay provides membership in the National Association of Corporate Directors to all directors and sponsors attendance at additional educational programs
●Directors provided access to relevant eBay compliance training

Governance Practices	Board Composition

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Corporate Governance   /   Board Oversight and Stockholder Engagement

Board Oversight and Stockholder Engagement

Strategy Oversight

One of the Board’s key responsibilities is overseeing the Company’s strategy, and the Board has deep experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. The Board regularly discusses eBay’s key priorities, taking into consideration and adjusting the Company’s long-term strategy with global economic, customer and other significant trends, as well as changes in the e-commerce industry and the regulatory landscape.

●	At least annually, the Board conducts an extensive review of the Company’s long-term strategic plans, its annual operating plan and capital structure.
●	Throughout the year and at almost every Board meeting, the Board receives information and updates from management and actively engages with senior leaders with respect to the Company’s strategy, including the strategic plans for our businesses and the competitive environment.
●	eBay’s independent directors also hold regularly scheduled executive sessions without Company management present, at which strategy is discussed.
●	The Board also regularly discusses and reviews feedback on strategy from our stockholders and stakeholders.

Management Succession Planning and Workforce Culture

The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct a review at least annually that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our Board. In conducting its review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Board Connection to eBay Workforce Culture
The Board is intently focused on developing a culture of leadership, development, and excellence at eBay
Our workforce culture is linked to eBay’s mission of empowering people and creating economic opportunity for all. This shared purpose has influenced our culture for 24 years and motivates our employees every day. We are rooted in core values of being driven, inventive, courageous, and richly diverse and inclusive, and of delivering our brand. The Board views eBay’s workforce culture as an asset and oversees eBay’s employee engagement and other workforce development programs.

Culture & Employee Engagement	Board Connection
Management Accessibility and Engagement
●CEO is eBay’s Chief Culture Officer and routinely meets with employees
●Regular rhythm of employee “All Hands” meetings with the CEO and senior leaders
●Regular in-person engagement with employees in locations around the world
●Business engagement with ongoing “All About the Biz” sessions with the CEO
Learning and Development
●Development culture that encourages employees to take development assignments
●Focus on leadership development through formal programs and leader assessment
●Learning sessions with initiative leaders

Succession Planning
●Robust succession planning at most senior level
Oversight of Development Programs
●People program accomplishment review
Engagement with Employees
●Participation in employee “All Hands” meetings
●Breakfasts with top talent below the C-suite

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Board Oversight and Stockholder Engagement   /   Corporate Governance

Enterprise Risk and Sustainability Oversight

eBay faces economic, financial, legal and regulatory, operational and other risks, such as the impact of competition and sustainability risks, including social, environmental and reputational factors that are integral to the strength of our brands. The Board recognizes that our ability to manage risk can influence whether we achieve our strategic and operating objectives. The Board, as a whole and through its committees, has responsibility for the oversight of risk management, while management is responsible for the day-to-day management of the risks that we face. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed. The Board also influences risk management by fostering a corporate culture of integrity and risk awareness.

Board of Directors
Ultimately responsible for risk oversight and direct oversight of major risks
●CEO succession planning	●Strategic and competitive	●Operational planning and execution
●Determines risk oversight responsibilities of its committees

Risk Committee
Assists the Board in its oversight of the Enterprise Risk Management (“ERM”) program for key risks such as information security and regulatory compliance (including privacy, anti-money laundering and foreign assets control).
Audit Committee
Oversight of financial risks facing the Company’s businesses, including credit, market, liquidity and investment policy risk. Oversight of ethics and compliance program and responsibility for review of related party transactions.
Compensation Committee
Promotes appropriate level of risk taking by management through the design and administration of our compensation programs. Oversight of management’s strategies for managing human capital risk.
Corporate Governance and Nominating Committee
Influences culture of the board and tone from the top through Board composition recommendations. Oversight of eBay sustainability initiatives, including eBay Impact.

Senior Management
Guides programs and reports to Board and committees on strategies and progress
●Promotes a workforce culture of risk awareness	●Determines with Board appropriate risk tolerances

ERM Program	Internal Audit	eBay Impact
Under purview of Risk Committee, identifies, assesses, prioritizes and manages our major risk exposures.	Reporting directly to the Audit Committee, supplies independent assurance of design and effectiveness of risk management.	With oversight from the Corporate Governance and Nominating Committee, team of key functional leaders implementing policies and programs for responsible business and philanthropy.
Business Functions, Operations and Commerce Platforms
Our People, Culture and Values

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Corporate Governance   /   Board Oversight and Stockholder Engagement

Risk Management

Our risk management framework, including ERM and Impact sustainability programs, is embedded across our core businesses, with oversight of our company-wide initiatives by the Board and its committees as illustrated above. Our approach to risk management is designed to identify, assess, prioritize and manage our major risk exposures which could affect our ability to execute on our corporate strategy and fulfill our business objectives. These programs enable the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and risk tolerance, and to elevate certain key risks for oversight at the Board level.

Management collaborates internally, with oversight from the Board, and periodically engages independent advisors to update risk assessments. Key risks encompassed by the ERM program include, without limitation, information security, data privacy, human capital management and regulatory compliance (including privacy, anti-money laundering and foreign assets control). As a result of our most recent sustainability risk assessment, eBay’s Impact team focuses its efforts on several key areas, including Economic Opportunity, Diversity & Inclusion, Sustainable Commerce and Community Impact.

Our Chief Compliance Officer and other members of management, as appropriate, periodically review with the Risk Committee the major risks facing eBay and the steps management has taken to detect, monitor, and actively manage those risks within the agreed risk tolerance. Likewise, the Corporate Governance and Nominating Committee shall receive periodic updates on eBay Impact. The executives responsible for managing a particular risk (in the case of cybersecurity risks, our Chief Technology Officer and Chief Information Security Officer) also report to the Board or its committees, as appropriate, on how the risk is being managed and progress towards agreed mitigation goals.

Management works across the organization to help our business groups and functions prioritize risk management as part of the company’s strategy. Through the combination of the ERM program and our Impact sustainability efforts, we believe that our integrated risk management framework appropriately addresses the spectrum of risks facing our businesses, including but not limited to each of the risks identified by the Sustainability Accounting Standards Board as being applicable to companies in our industry.

Spotlight on Managed Payment Risk NEW
Risk stemming from payments intermediation is an evolving area of focus for eBay, reflecting the complexity and accelerated growth of our managed payments business. Counterparty, regulatory and transaction risks, as well as risks associated with rapidly scaling the business are managed within our ERM program. The Board’s oversight of these risks has included the following activities:

●Board-level discussion of managed payments in the context of strategy, capital allocation and operational planning
●Risk Committee reviews of management’s strategies to detect, monitor and manage managed payments risks, including review and discussion of an independent consultant’s assessment of eBay’s managed payment risk
●Audit Committee discussion of Internal Audit activities focused on managed payments risk

eBay Impact
Our purpose links us to something bigger than ourselves. The good that emerges is impact.

Many of our Impact sustainability initiatives involve cross-company collaboration on goal setting, impact measurement and reporting, which is published annually on the eBay Impact website. These efforts fall under the purview of the Corporate Governance and Nominating Committee and each of eBay’s goals is sponsored by a member of the executive leadership team to ensure we prioritize and remain accountable to achieving these targets at the highest levels of our business. For more information please visit our eBay Impact website at https://www.ebayinc.com/impact/.

Diversity & Inclusion Highlights
All of our Diversity & Inclusion efforts fall within one or more of our three strategic pillars—our workforce (who and how we hire), workplace (how it feels when you’re here), and marketplace (how we include our buyers and sellers and the communities we’re in). With oversight from the Compensation Committee, we implement strategies designed to hire, grow and keep top talent, enhance corporate performance, and foster a welcoming and inclusive place for employees and customers around the globe. In our most recent Diversity & Inclusion report (for calendar year 2018), we share the results of our third global gender pay equity study, which found that we have 99.8% gender pay equity in the U.S. and 99.7% globally.

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Board Oversight and Stockholder Engagement   /   Corporate Governance

Stockholder Engagement

Why We Engage
Our directors and management are committed to maintaining a robust dialogue with stockholders. We routinely engage with stockholders throughout the year in order to:

●	Provide transparency into our business, our performance and our governance and compensation practices
●	Discuss with our stockholders the issues that are important to them, hear their expectations for us and share our views
●	Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices

After we file our proxy statement, we engage with our largest stockholders about important topics to be addressed at our annual meeting. In the fall, we conduct an additional cycle of stockholder Environmental, Social and Governance (“ESG”) engagement. Following each round of stockholder engagement, we provide an overview of the discussions and feedback to the applicable Board committees, which is also discussed with the Board.

How We Engage

Board
The Chair of the Board and other directors are available for engagement with large stockholders, including participating in joint corporate governance and investor relations meetings. The Board receives feedback from management’s engagement with stockholders through a cadence of management reports throughout the year.

Outcomes from Stockholder Engagement
Stockholder feedback is thoughtfully considered and has led to modifications in our governance practices, executive compensation program and disclosure. Some of the actions we have taken that are informed by stockholder feedback over the last several years include:

●Refreshed Board membership to include investor-recommended nominees
●Instituted eBay’s first-ever dividend program and expanded return of capital through disciplined stock buybacks
●Initiated a strategic portfolio review that resulted in the sale of StubHub and which remains underway
●Conducted review, resulting in a three-year plan for significant margin expansion
●Reorganized our executive leadership team and launched other important strategic and business initiatives
●Reduced the threshold for calling a special meeting from 25 percent to a 20 percent standard
●Adopted a mainstream proxy access bylaw
●Increased already robust stock ownership requirement for chief executive officer
●Committed to enhancing the Board’s oversight of eBay’s political spending governance

Investor Relations
We provide institutional investors with many opportunities to provide feedback to our Board and management. We participate in:

✓Webcast events
✓One-on-one meetings
✓Investor conferences throughout the year

To learn more about our engagement, you may visit our investor relations website at https://investors.ebayinc.com.

ESG Team
We engage with governance representatives of our major stockholders through conference calls that occur during and outside of the proxy season. Members of eBay’s corporate governance, investor relations, sustainability and executive compensation teams discuss, among other matters, company performance, emerging governance practices, the reasons behind a stockholder’s voting decisions at prior meetings, our executive compensation and our sustainable business practices.

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Corporate Governance   /   Governance Policies and Practices

Governance Policies and Practices

Contacting the Board or Individual Directors

Stockholders may contact the Board, individual directors or groups of directors (such as all of our independent directors) at the following address:

c/o Corporate Secretary, eBay Inc., 2025 Hamilton Avenue, San Jose, California 95125

The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Governance and Nominating Committee has instructed our Corporate Secretary to review correspondence directed to the Board and its principal committees. It is at her discretion to determine whether to forward items solely related to complaints by users with respect to ordinary course of business, customer service and satisfaction issues, or matters she deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s or its committees’ consideration.

Governance Documents

Our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Business Conduct can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents. Any changes in these governance documents will be reflected in the same location on our website. Information contained on our investor relations website is not part of this Proxy Statement.

Majority Vote Standard for Election of Directors

Our bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. “ABSTAIN” votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote for Proposal 1: Election of Directors.

Director Resignation Policy for Uncontested Elections

If a nominee who is serving as a director (an “Incumbent Director”) fails to receive the required number of votes for election in accordance with our bylaws in an uncontested election, under Delaware law, the Incumbent Director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, or removal pursuant to our bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any Incumbent Director for election, the Board will take into account whether the Incumbent Director has tendered an irrevocable resignation that is effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be elected, as described above. Each of our Incumbent Directors has tendered an irrevocable resignation. In the case of a proposed nominee who is not an Incumbent Director, the Board will take into account whether he or she has agreed to tender such a resignation prior to being nominated for election.

In the case of an uncontested election, if a nominee who is an Incumbent Director does not receive the required vote for election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the Corporate Governance and Nominating Committee will review factors it deems

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Governance Policies and Practices   /   Corporate Governance

relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the Company, and the director’s contributions to the Company. The Corporate Governance and Nominating Committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the Annual Meeting, he or she will not become a member of the Board. All of the director nominees are currently serving on the Board and each director nominee has submitted an irrevocable resignation of the type described above.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (six times in the case of our CEO). For the executive officers, these guidelines are initially calculated using the executive officer’s base salary as of the date the person is first appointed as an executive officer. Each person who was serving as an executive officer as of June 30, 2016, had his or her guidelines recalculated as of July 1, 2016. These guidelines are then recalculated each January 1st immediately following the third anniversary of the most recent calculation. In addition, these guidelines will also be recalculated as of the date on which an executive officer’s pay grade changes. Our directors (except for our CEO) are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer payable to directors as of the later of (i) July 1, 2016 or (ii) the year the director is first elected to the Board. Thereafter, these guidelines will be recalculated each June 1 (based on the value of each director’s annual retainer payable for that year).

Each of our executive officers is required to retain 50% of any shares received (net of any shares sold or withheld to pay any applicable exercise price or satisfy tax withholding obligations) as the result of the exercise, vesting or payment of any eBay equity awards granted to the executive officer until the stock ownership guidelines are met. Each of our non-employee directors is required to retain 25% of the shares received (net of any shares sold or withheld to pay any applicable exercise price or satisfy tax withholding obligations) as the result of the exercise, vesting or payment of any eBay equity awards granted to the director until the stock ownership guidelines are met. Our stock ownership guidelines can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

The ownership levels of our executive officers and directors as of April 1, 2020 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Hedging and Pledging Policy

The Company’s insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging eBay common stock as collateral for any loans.

Clawbacks

In 2012, we implemented changes to the eBay Incentive Plan and the Company’s equity incentive plans to provide that awards made under those plans are subject to a clawback provision. In January 2014, the terms of the clawback were adopted by the Compensation Committee subject to amendment to comply with the SEC rules to be issued in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

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Corporate Governance   /   Governance Policies and Practices

Conflicts of Interest/Code of Business Conduct

We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend on the good judgment, ethical standards, and personal integrity of each director, executive officer, and employee. Our Code of Business Conduct requires that directors, executive officers, and other employees disclose actual or potential conflicts of interest and recuse themselves from related decisions. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees.

The Company also has practices that address potential conflicts in circumstances where a non-employee director is a control person of an investment fund that desires to make an investment in or acquire a company that may compete with one of the Company’s businesses. Under those circumstances, the director is required to notify the Company’s CEO and General Counsel of the proposed transaction, and the Company’s senior management then assesses the nature and degree to which the investee company is competitive with the Company’s businesses, as well as the potential overlaps between the Company and the investee company. If the Company’s senior management determines that the competitive situation and potential overlaps between eBay and the investee company are acceptable, approval of the transaction by the Company would be conditioned upon the director agreeing to certain limitations (including refraining from joining the board of directors of the investee company or conveying any confidential or proprietary material between the Company and the investee company, abstaining from being the primary decision-maker for the investment fund with respect to the investee company, and recusing himself/herself from portions of Company Board meetings that contain competitive information reasonably pertinent to the investee company). All transactions by investment funds in which a non-employee director is a control person also remain subject in all respects to the Board’s written policy for the review of related person transactions, discussed under the section entitled “Certain Transactions with Directors and Officers.”

Corporate Hotline
We have established a corporate hotline that is operated by a third party and allows any employee to confidentially and anonymously (where legally permissible) lodge a complaint about any accounting, internal control, auditing, or other matters of concern.

Certain Transactions with Directors and Officers

Our Audit Committee reviews and approves the Code of Business Conduct, which applies to our directors, officers, and employees and reviews our programs that are designed to ensure compliance with the Code of Business Conduct. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our Proxy Statement. The charter of our Audit Committee and our Code of Business Conduct may be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents/.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, beneficial holders of more than 5% of eBay’s outstanding common stock and their respective family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

●Whether the terms of the transaction are (a) fair to eBay and (b) at least as favorable to eBay as would apply if the transaction did not involve a related person;
●Whether there are demonstrable business reasons for eBay to enter into the transaction;
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Governance Policies and Practices   /   Corporate Governance

●	Whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and
●	Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

Since January 1, 2019, there were no related person transactions, and we are not aware of any currently proposed related person transactions, that would require disclosure under SEC rules.

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Compensation of Directors

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding compensation paid to all directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, for their Board and committee services.

Except for Mr. Omidyar, eBay’s founder and member of the Board, 2019 annual compensation to continuing non-employee directors consisted of (a) Company common stock with a grant date value equal to $250,000 or, for a non-employee director serving as the Chair of the Board, $350,000, in each case rounded up to the nearest whole share, granted at the time of the annual meeting and (b) an annual cash retainer of $80,000 paid in quarterly installments (or, at the non-employee director’s discretion, paid in additional common stock of an equivalent value rounded up to the nearest whole share). The annual retainer is pro-rated in the event that a director serves for a portion of a year.

Deferred Stock Units (“DSUs”) granted prior to August 1, 2013 are payable in Company common stock or cash (at our election) following the termination of a non-employee director’s service on the Board. DSUs granted on or after August 1, 2013 are payable solely in Company common stock following the termination of a non-employee director’s service on the Board. Since January 1, 2017, RSUs have been granted in lieu of DSUs as compensation for non-employee directors. In the event of a change in control of eBay, any equity awards granted to our non-employee directors will accelerate and become fully vested and exercisable.

The following table sets forth annual retainers paid to our non-employee directors who serve as Chair of the Board; the Chairs of the Audit, Compensation, Corporate Governance and Nominating, and Risk Committees; and the members of those Committees. Directors with an interest and background in technology who meet regularly with our senior technologists and report significant matters to the Board do not receive any additional compensation for such service.

Role	2019 Annual Retainer
All Independent Directors	$80,000
Board Chair	$100,000
Lead Independent Director (if applicable)	$25,000
Committee Chairs
Audit	$25,000
Compensation	$15,000
Corporate Governance & Nominating	$15,000
Risk	$15,000
Committee Members
Audit	$18,000
Compensation	$15,000
Corporate Governance & Nominating	$10,000
Risk	$10,000

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2019 Director Compensation Table   /   Compensation of Directors

2019 Director Compensation Table

The following table and footnotes summarize the total compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2019.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	All Other Compensation ($)(e)	Total ($)(f)
Fred D. Anderson Jr.	123,000	250,000	—	—	373,000
Anthony J. Bates	102,500	250,000	—	—	352,500
Adriane M. Brown	105,500	250,000	—	—	355,500
Jesse A. Cohn	43,820	250,000	—	—	293,820
Diana Farrell	87,500	250,000	—	—	337,500
Logan D. Green	90,000	250,000	—	—	340,000
Bonnie S. Hammer	95,000	250,000	—	—	345,000
Kathleen C. Mitic	120,000	250,000	—	—	370,000
Matthew J. Murphy	46,772	250,000	—	—	296,772
Pierre M. Omidyar	—	—	—	28,034	28,034
Paul S. Pressler	120,000	250,000	—	—	370,000
Robert H. Swan	98,750	250,000	—	—	348,750
Thomas J. Tierney	205,000	350,000	—	—	555,000
Perry M. Traquina	108,000	250,000	—	—	358,000

(1)

In connection with the non-employee director’s service to the Company, the non-employee director was granted RSUs. The number of RSUs granted represents the quotient of (A) $250,000 (and $100,000 with respect to the additional award to Mr. Tierney, the non-employee director serving as Chair of the Board) divided by (B) the Company’s closing stock price on the date of grant, rounded up to the nearest whole RSU. 100% of the RSUs vest on the earlier of: (i) the one-year anniversary of the date of grant or (ii) the date of the Company’s first annual meeting of stockholders that occurs after the date of grant, provided the non-employee director continues to provide service to the Company through such date.

Fees Earned or Paid in Cash (Column (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2019, which includes fees with respect to which the following directors elected to receive shares in lieu of cash.

Name	Fees Forgone ($)	Shares Received (#)
Jesse A. Cohn	40,000	1,055
Paul S. Pressler	120,000	3,251
Robert H. Swan	98,750	2,662
Thomas J. Tierney	205,000	5,551
Perry M. Traquina	108,000	2,925

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Compensation of Directors   /   2019 Director Compensation Table

Stock Awards (Column (c))

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted in 2019. The grant date fair value of each RSU was calculated using the fair value of our common stock on the date of the grant. Each non-employee director (other than Mr. Omidyar) providing service as a director through May 30, 2019, the date of our 2019 Annual Meeting, was granted 6,872 RSUs with a value of $250,000 on such date (or, in the case of Mr. Tierney, our Chair of the Board, 9,621 RSUs with a value of $350,000 on such date). Such RSUs become fully vested upon the earlier of (i) the first anniversary of the grant date, and (ii) the first annual meeting of the stockholders of the Company that occurs after the grant date.

As of December 31, 2019, each individual who served as a non-employee director during 2019 held the aggregate numbers of DSUs and RSUs as set forth below. There were no outstanding options held by non-employee directors as of December 31, 2019.

Name	DSUs Held as of 12/31/19 (#)	Total RSUs Held as of 12/31/19 (#)
Fred D. Anderson Jr.	44,402	6,872
Anthony J. Bates	5,810	6,872
Adriane M. Brown	0	6,872
Jesse A. Cohn	0	6,872
Diana Farrell	0	6,872
Logan D. Green	0	6,872
Bonnie S. Hammer	3,711	6,872
Kathleen C. Mitic	25,212	6,872
Matthew J. Murphy	0	6,872
Paul S. Pressler	1,128	6,872
Robert H. Swan	836	6,872
Thomas J. Tierney	52,784	9,621
Perry M. Traquina	6,198	6,872

All Other Compensation (Column (e))

The amount reported in the All Other Compensation column for Mr. Omidyar consists of that portion of the premiums paid by eBay for health insurance coverage for the benefit of Mr. Omidyar. Other than this benefit, the Company provides no other reportable compensation or benefits to non-employee directors.

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Audit Matters

Proposal 2	Ratification of Appointment of Independent Auditors

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our consolidated financial statements. We have appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2020. PwC has served as our auditors since 1997. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee will continue to be directly involved in the selection and evaluation of PwC’s lead engagement partner. The Board and the Audit Committee believe that the continued retention of PwC to serve as our independent auditors is in the best interests of eBay and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our bylaws do not require the stockholders to ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

The Board and the Audit Committee recommend a vote FOR this proposal.

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Audit Matters   /   Audit and Other Professional Fees

Audit and Other Professional Fees

During the fiscal years ended December 31, 2018 and December 31, 2019, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Audit Fees	$14,722	$8,850
Audit-Related Fees	—	1,436
Tax Fees	2,450	1,100
All Other Fees(1)	596	478
Total	$17,768	$11,864

(1)	For 2018 and 2019, includes approximately $0.4 million and $0.5 million, respectively, of lease payments to PwC Russia for office space in Russia pursuant to a sublease arrangement negotiated on an arm’s-length basis.

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees incurred for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consist of fees incurred for transfer pricing consulting services, tax planning and advisory services, and tax compliance services. “All Other Fees” consist of fees incurred for permitted services not included in the category descriptions provided above with respect to “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” and include fees for consulting services, compliance-related services, and software licenses, as well as the lease payments described above.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. This information will be provided to our Audit Committee or a designated Audit Committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services and decide whether the engagement will be permitted.

On an interim basis, any non-audit engagement may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regularly scheduled meeting.

Auditor Independence

We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2018 and 2019 and our policy on pre-approval of non-audit services are described above.

40	/ 2020 Proxy Statement

Audit Committee Report   /   Audit Matters

Audit Committee Report

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to:

●	eBay’s corporate accounting and reporting practices;
●	eBay’s compliance with legal and regulatory requirements;
●	The independent auditors’ qualifications and independence;
●	The performance of eBay’s internal audit function and independent auditors;
●	The quality and integrity of eBay’s financial statements and reports;
●	Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors; and
●	Producing this report.

The Audit Committee members are not professional accountants or auditors, and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

PwC, eBay’s independent auditors, is responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles (“GAAP”) as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2019 and in early 2020, in connection with the preparation of eBay’s Annual Report on Form 10-K for the year ended December 31, 2019, and in fulfillment of our oversight responsibilities, we did the following, among other things:

●	Discussed with PwC the overall scope of and plans for their audit;
●	Reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the audited financial statements and eBay’s internal control over financial reporting with senior management;
●	Conferred with PwC and senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;
●	Instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;
●	Discussed with PwC, both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements, as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by applicable accounting standards; and
●	Obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within GAAP that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

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Audit Matters   /   Audit Committee Report

Our Audit Committee held nine meetings in 2019. Throughout the year, we conferred with PwC, eBay’s internal audit function, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit function, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and a letter from PwC required by the applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and discussed the independence of PwC with that firm. We concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of The Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Mr. Anderson and Mr. Traquina each qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The current Audit Committee Charter is available on the corporate governance section of eBay’s investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents/. Any future changes in the Audit Committee Charter will also be reflected on the website.

Based on the reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2019, which eBay filed with the SEC on January 31, 2020. We have also approved the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2020.

Audit Committee

Fred D. Anderson	Adriane M. Brown	Perry M. Traquina

42	/ 2020 Proxy Statement

Our Executive Officers

Executive officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 27, 2020.

Jamie Iannone Age: 47 Position: President and Chief Executive Officer
Biography Mr. Iannone’s biography is set forth under the heading “Board of Directors” above.

Andy Cring Age: 50 Position: Interim Chief Financial Officer

Biography
Mr. Cring has served eBay as Interim Chief Financial Officer since September 2019. Prior to that, he was eBay’s Vice President, Global Financial Planning, beginning in 2013. Before joining eBay, Mr. Cring was Senior Vice President for Global Financial Planning and Analysis at Yahoo! for three years and was in the Finance group at General Electric for 16 years.

Marie Oh Huber Age: 58 Position: Senior Vice President, Legal Affairs, General Counsel and Secretary

Biography
Ms. Huber serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. She assumed her current role in July 2015. Prior to joining eBay, Ms. Huber spent 15 years at Agilent Technologies, a technology and life sciences company, most recently as Senior Vice President, General Counsel and Secretary. Prior to Agilent, she spent ten years at Hewlett-Packard Company in various positions.

Wendy E. Jones Age: 54 Position: Senior Vice President, Global Customer Experience and Operations

Biography
Ms. Jones serves eBay as Senior Vice President, Global Customer Experience & Operations. She joined eBay in 2003 as Vice President, Customer Service for North America and Australia. She has held various other leadership roles at eBay over the years. Prior to joining eBay, Ms. Jones worked at State Street Bank, Land Rover NA, and for iSKY, Inc., in various leadership roles.

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Our Executive Officers

Jae Hyun Lee Age: 56 Position: Senior Vice President, International

Biography
Mr. Lee serves eBay as Senior Vice President, International, leading eBay’s core Marketplaces’ international business outside the UK, Germany, France, Italy and Spain. He has served in that capacity since January 2020. Prior to this position, he served as General Manager, eBay Markets, beginning February 2019; Senior Vice President, EMEA, beginning August 2017; and Senior Vice President, Asia Pacific, leading that region for 12 years. Prior to joining eBay, Mr. Lee was CEO of Korea Thrunet Co. Ltd, a NASDAQ-listed broadband Internet service company and spent almost eight years at Boston Consulting Group with various roles all over the world.

Pete Thompson Age: 51 Position: Senior Vice President, Chief Product Officer

Biography
Mr. Thompson has served eBay as Senior Vice President and Chief Product Officer since August 2019. Before that, he was Vice President for Alexa Voice Services at Amazon from October 2017. Prior to that, Mr. Thompson was Executive Vice President and Chief Operating Officer at TiVo from September 2016 and Vice President – Product at Sonos, Inc. from September 2015. Prior to Sonos, he spent more than 9 years at Microsoft in various positions.

Kristin Yetto Age: 53 Position: Senior Vice President, Chief People Officer

Biography
Ms. Yetto serves eBay as Senior Vice President, Chief People Officer. She has served in that capacity since July 2015. She has been with eBay since March 2003 and has held a number of executive roles, most recently as Senior Vice President of Human Resources for eBay Marketplaces from March 2010 until July 2015. Prior to joining eBay, Ms. Yetto served as an HR Business Partner at Palm. Before Palm, Ms. Yetto was a Director of Global Services for Seagate Technology.

44	/ 2020 Proxy Statement

Executive Compensation

Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables, and related narrative discussion of such compensation included in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board is committed to an executive compensation program that is aligned with our business goals, culture, and stockholder interests. We believe a competitive compensation program that is highly performance-based is key to delivering long-term stockholder returns.

Our executive compensation program is designed to:
●	align compensation with our business objectives, performance and stockholder interests;
●	motivate executive officers to enhance short-term results and long-term stockholder value;
●	position us competitively among the companies against which we recruit and compete for talent; and
●	enable us to attract, reward and retain executive officers and other key employees who contribute to our long-term success.

To achieve these objectives, our executive compensation program generally has three components: long-term equity compensation, an annual cash incentive, and base salary. The Compensation Committee seeks to have our named executive officers’ total compensation heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of performance-based restricted stock units and annual cash incentives. Performance-based restricted stock units vest based on our achievement of specified financial performance goals over a two-year performance period. Under our annual cash incentive plan, 75% of each named executive officer’s bonus payout for 2019 was based on Company financial performance with the remaining 25% based on individual performance; there is no payout for individual performance unless thresholds for Company performance are met, and there is a reduced payout for individual performance if Company performance is below target. We also granted time-based restricted stock units, the value of which depends on the performance of the Company’s stock. In addition, from time to time to respond to extraordinary circumstances, we may use one-time grants and supplemental payments – for example, with our monthly performance bonuses for Messrs. Schenkel and Cring in connection with their interim roles.

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Executive Compensation

The Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals, particularly in light of our annual evaluation of, and periodic refinements to, the program. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table, and the other related tables and disclosures.”

While the say-on-pay vote is advisory, and therefore not binding on the Company, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. It is expected that the next say-on-pay vote will occur at the 2021 Annual Meeting.

The Board recommends a vote FOR this proposal.

46	/ 2020 Proxy Statement

Message from the Compensation Committee   /   Executive Compensation

Message from the Compensation Committee

Dear eBay Stockholder,
2019 was a year of evolution as eBay focused on investments in our core Marketplace to improve the customer experience and position the Company for growth. We introduced several initiatives, including an operating review that resulted in a three-year plan to drive margin improvement and a strategic review of our portfolio of assets, which resulted in the 2020 sale of the StubHub business. We continued to make progress on growth initiatives of managed payments and advertising, including the acceleration of managed payments in the U.S. and Germany, along with a focus on our first-party advertising business. We also saw growth in our Classifieds business, particularly as the business furthered its verticalization strategy in automotive.

2019 Performance
In 2019, we took actions to promote the Company’s long-term success. These actions provide optimism that the Company made progress which was reflected in an above-target annual incentive award payout in respect of 2019. However, we recognize that performance over the last two years fell short of expectations. Our long-term incentive plans held leaders accountable for this performance with below-target payouts of the performance-based restricted stock units for the 2018-2019 performance cycle. Accordingly, we believe our compensation program is aligned with our pay-for-performance philosophy and continues to contain the right mix of short and long-term incentives to drive performance during 2020 and beyond.

Continued Stockholder Engagement
While the Company continues to evolve, our core values remain constant. We welcome diversity of thoughts, backgrounds, ideas and opinions because we believe our shared purpose benefits from a multiplicity of viewpoints. This includes our solicitation of feedback from our stockholders through regular engagement efforts and outreach initiatives. We routinely discuss our strategy for executive compensation and address current trends and issues related to compensation. In 2019, consistent with our commitment to stockholder input and as we have consistently done for many years, the Company held conversations with investors during which we discussed our executive compensation program and their feedback on that program, among other matters.

The compensation program for our executives reflects our careful consideration of this feedback, and our view that the compensation appropriately recognizes our executives’ performance.

Leadership Transition
We believe strong leadership is an important element of success, particularly as eBay positions itself for growth. In fall 2019, the Board began a comprehensive search for a new Chief Executive Officer. During the CEO search, certain compensation decisions were made to place tenured leaders in new roles, particularly the appointments of Scott Schenkel and Andrew Cring to the interim CEO and CFO roles, respectively. Other executive compensation decisions were related to hiring a new Chief Product Officer to simplify the Marketplace shopping experience and recognizing the importance of the core leadership team in delivering on the portfolio and operating reviews.

In April 2020, the Board appointed Jamie Iannone, an experienced leader with a proven track record of innovation, execution, and operational excellence, as the Company’s next CEO. Now, in the year of our 25th anniversary, we are excited that Jamie will lead eBay in its next chapter.

eBay exists to empower people and create economic opportunity. This shared purpose continues to drive our culture and motivates our employees every day. In this time of change, we are counting on our people to be driven, inventive, courageous, diverse and inclusive, and to deliver an authentic eBay experience. We welcome your input on our 2019 compensation program, which is described in the following pages.

Paul S. Pressler	Anthony J. Bates	Bonnie S. Hammer	Kathleen C. Mitic	Thomas J. Tierney

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Executive Compensation   /   Compensation Discussion & Analysis

Compensation Discussion & Analysis

This Compensation Discussion and Analysis describes the compensation of our “named executive officers” (“NEOs”) for 2019:

Scott Schenkel	Andrew Cring	Jae Hyun Lee
Interim Chief Executive Officer (“Interim CEO”)(1)	Interim Chief Financial Officer (“Interim CFO”)(2)	Senior Vice President, International(3)

Pete Thompson	Kristin Yetto
Senior Vice President, Chief Product Officer(4)	Senior Vice President, Chief People Officer(5)

(1)

Mr. Schenkel served as Senior Vice President, Finance and Chief Financial Officer for a majority of the year. Effective as of September 24, 2019, in connection with Mr. Wenig’s departure as CEO, Mr. Schenkel served as the Interim CEO until Mr. Iannone’s appointment on April 27, 2020 as CEO. Effective as of April 27, 2020, Mr. Schenkel assumed the role of Senior Advisor for a transition period commencing on April 27, 2020. His employment will terminate upon the conclusion of such transition period which is expected to end on June 19, 2020. Mr. Wenig is also a named executive officer due to his status as the CEO during a portion of 2019.

(2)	Mr. Cring served as Vice President, Global Financial Planning and Analysis for the majority of the year. Effective as of September 24, 2019, in connection with Mr. Schenkel’s appointment to Interim CEO, Mr. Cring has served as the Interim CFO. In this position, Mr. Cring leads all aspects of eBay’s finance, analytics, and information technology functions – including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations.
(3)	Mr. Lee served as Senior Vice President, General Manager, Markets until January 2020 when he was named Senior Vice President, International. In this role, Mr. Lee is responsible for leading eBay’s core Marketplaces’ international business outside the UK, Germany, France, Italy and Spain. He oversees a diverse portfolio of businesses: off-platform businesses in Korea, Japan and Turkey; our fourth largest on-platform business, in Australia; cross-border trade out of Greater China; and 180+ unsited markets in Asia, Latin America, Eastern Europe, the Middle East and Africa.
(4)	Mr. Thompson was hired in 2019 as Senior Vice President, Chief Product Officer. In this position, Mr. Thompson leads eBay’s product experience, where he is focused on making the shopping journey simple, personalized and discovery-based, while providing the enhanced tools and insights that help eBay sellers succeed.
(5)	Since 2015, Ms. Yetto serves as Senior Vice President, Chief People Officer. In this position, Ms. Yetto is responsible for all aspects of human resources across eBay, including business performance, talent development and acquisition, learning and development, compensation, benefits, HR shared services, and people tools and technologies.

Executive Summary

Within our executive compensation program, we strive to align the interests of our stockholders and our executives. We also believe in creating incentives that reflect our pay-for-performance philosophy, both in periods of success and during years where our financial performance falls short of our targets. In our view, our compensation practices, including incentive compensation, play an important role in reinforcing our performance-driven culture. In support of this philosophy, our NEOs received payouts for the 2018-2019 PBRSU cycle that paid out below target while receiving annual cash incentive payouts that paid above target due to progress of strategic initiatives in 2019 that resulted in the Company exceeding the revenue threshold and net income target. The Compensation Committee also reviewed and approved the target value of equity awards, target annual cash incentive award, and salary for our NEOs based on a number of factors, including, but not limited to, performance of the NEO’s business unit or function and organizational excellence such as driving innovation.

Out-of-Cycle Compensation Decisions
Generally, the Compensation Committee limits the use of out-of-cycle compensation for executive officers to extraordinary circumstances only. In 2019, we took action to ensure a seamless leadership transition and provided incentives for leaders to execute initiatives relating to our portfolio and operational strategic plans. Specifically, with the departure of Mr. Wenig and the

48	/ 2020 Proxy Statement

Compensation Discussion & Analysis   /   Executive Compensation

Board appointments of Mr. Schenkel to the Interim CEO role and Mr. Cring to the Interim CFO role, we implemented a special pay structure in the form of monthly performance bonuses designed to align Mr. Schenkel’s and Mr. Cring’s cash compensation to their interim roles. We also provided one-time equity grants to Mr. Schenkel and Mr. Cring in recognition of the increased responsibilities inherent to their new roles. In addition, Ms. Yetto’s vital work as the leader of the People function in the portfolio and operating initiatives was also recognized by a one-time equity grant.

We view these out-of-cycle incentives as consistent with our core compensation philosophy, including our commitment to linking compensation to demonstrable performance achievements, and for Mr. Schenkel and Mr. Cring, tailored to the interim nature of these roles.

Our Compensation Program

The goals of our executive compensation program are to:
✓	align compensation with our business objectives, performance and stockholder interests,
✓	motivate executive officers to enhance short-term results and long-term stockholder value,
✓	position us competitively among the companies against which we recruit and compete for talent, and
✓	enable us to attract, reward and retain executive officers and other key employees who contribute to our long-term success.

We achieve these objectives primarily by employing the following elements of pay for our executive officers: (1) equity awards, both restricted stock unit (“RSU”) and performance-based restricted stock unit (“PBRSU”) grants under the eBay Inc. 2008 Equity Incentive Award Plan, (2) an annual bonus program under the eBay Incentive Plan (“eIP”); and (3) base salary.

How We Paid Our CEO
The following graphics illustrate the predominance of equity incentives and performance-based components in our executive compensation program.

Mr. Schenkel (Interim CEO)

2019 Pay Mix*

2019 Compensation (USD$ in thousands)
Base Salary	750
Interim CEO Performance Bonus	375
Annual Bonus (eIP)	968
Equity Awards	15,516
*	Pay mix information includes three primary components of 2019 compensation. See the Summary Compensation Table for information about “All Other Compensation.”
**	Interim CEO Monthly Performance Bonus granted to Mr. Schenkel in connection with his assumption of Interim CEO responsibilities and is intended to align cash compensation with the new role.

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Executive Compensation   /   Compensation Discussion & Analysis

Incentive Compensation Correlates to Performance
In 2019, we continued to compensate our executive officers using a mix of equity and cash compensation vehicles. Our incentive compensation is tied to financial targets that the Compensation Committee believes correlate with operating performance over one- and multi-year performance periods (and, in the case of certain performance bonuses to Messrs. Schenkel and Cring, monthly periods over their interim service) and long-term stock performance.

In recognition of the importance of our strategic decision to improve customer experience by intermediating payments on our Marketplace platform, we continued the adjustment of the PBRSU Program for the 2019-2020 PBRSU cycle to tie our senior executives’ compensation to the degree of achievement of Payments intermediation through the use of a Payments achievement modifier component to the design.

Plan	Performance Metrics	Compensation Committee Rationale
Annual Cash Incentive (“eIP”)	●FX-neutral revenue (threshold) ●Non-GAAP net income ●Individual performance
●A minimum revenue threshold must be met before any incentive is paid
●Non-GAAP net income is directly affected by management decisions and provides the most widely followed measure of financial performance

PBRSUs	●FX-neutral revenue ●Non-GAAP operating margin dollars ●ROIC Modifier ●Payments Modifier (for ‘18/’19 & ‘19/’20 cycles only)
●Key drivers of our long-term success and stockholder value, and directly affected by management decisions
●Incentivizes profitable growth and efficient use of capital
●Incentivizes achievement of establishment and acceleration of payments intermediation

2019 Annual Cash Incentive Goals and Plan Performance (“eIP”)
The following graphs show the goals and results achieved for the 2019 performance period:

	Threshold	Target	Maximum
FX-neutral Revenue ($ billions)
Non-GAAP Net Income ($ billions)

50	/ 2020 Proxy Statement

Compensation Discussion & Analysis   /   Executive Compensation

2018-2019 PBRSU Goals and Performance

The following graphs show the goals and results achieved for the 2018-2019 performance period:

	Threshold	Target	Maximum
Foreign-exchange neutral (FX-neutral) revenue ($ billions)
Non-GAAP operating margin dollars ($ billions)
Return on Invested Capital Modifier (%)
Payments Modifier* * Modifier is based on aggregate points achieved due to percentage of gross GMV intermediated on payments platform during 2018 Q4 and 2019 in U.S. and Germany.

Say-on-Pay Results and Stockholder Engagement
In 2019, our stockholders once again overwhelmingly approved our executive compensation program through the “say-on-pay” vote, with approximately 90% of the votes cast in favor. This is consistent with the high stockholder support our executive compensation program received in both 2018 and 2017, each time with approximately 93% of the votes cast in favor of the program.

We regularly review the Company’s compensation philosophy and executive compensation program to assess whether they continue to be properly aligned with our business goals, culture and, importantly, stockholder interests. We also engage with our stockholders at least twice a year to solicit feedback on our compensation philosophy and executive compensation program. In 2019, we engaged with stockholders regarding a variety of topics, including compensation. After conducting this review and considering the feedback received during the Company’s regular engagement with stockholders, we determined that the Company’s executive compensation philosophy, compensation objectives, and overall program continue to be appropriate. The Compensation Committee determined for 2019 that the elements of our executive compensation program should remain in place.

2020 Compensation Updates
In 2020, as a result of our most recent program evaluation and in consideration of the appointment of our new CEO, we are introducing a new performance-based award, specifically for Mr. Iannone. This award of performance stock units (“TSR PSUs”) rewards Mr. Iannone based on performance goals relating to eBay’s total shareholder return relative to that of the S&P 500 index over two- and three-year performance periods. We believe the TSR PSUs directly align a portion of Mr. Iannone’s long-term incentive compensation to the creation of stockholder return.

We are also making a change to our PBRSU program. Beginning with the 2020-2021 PBRSU cycle, we removed the Payments component to the modifiers that determine payout of the PBRSUs. This Payments modifier was designed to reward growth on the payment intermediation system. Now that the Payments initiative has launched, we believe that there is no need to retain the Payments modifier as continued growth related to this business will be reflected in the other performance metrics.

During a period of evolution, including leadership transitions, our compensation plans provided flexibility to make decisions to address these changes. Accordingly, our Board of Directors, including the Compensation Committee, remain committed to the programs. However, consistent with best practices, we will continue to evaluate plan designs annually to determine whether any adjustments should be made.

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Executive Compensation   /   Compensation Discussion & Analysis

Our Compensation Practices
We believe our compensation practices align with and support the goals of our executive compensation program and demonstrate our commitment to sound compensation and governance practices.

What We Do	What We Don’t Do
✓Align executive compensation with the interests of our stockholders
●Pay-for-performance emphasized
●Majority of total compensation comprises performance-based compensation: PBRSUs and annual cash incentives
●Equity/cash compensation ratio significantly favors equity
●Meaningful stock ownership requirements
✓Avoid excessive risk-taking
●Robust clawback policy
●Multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards
✓Adhere to compensation best practices
●Compensation benchmarked at or around the 50th percentile of peer group
●Independent compensation consultant engaged
●Limited perquisites for executive officers that are not available to all employees

✗Tax gross-ups for change in control benefits
✗Automatic “single-trigger” acceleration of equity awards upon a change in control
✗Repricing or buyout of underwater stock options without stockholder approval
✗Hedging and pledging transactions

Introduction

This Compensation Discussion and Analysis is presented as follows:

Elements of Our Executive Compensation Programs provides a description of our executive compensation practices, programs, and processes.
2019 NEO Target Compensation discusses how we use the elements of compensation program to achieve our target pay mix.
2019 Compensation Decisions explains executive compensation decisions made for our executive officers for 2019.
Further Considerations for Setting Executive Compensation discusses the role of the Company’s compensation consultant, peer group considerations, and the impact of accounting and tax requirements on compensation.
Severance and Change in Control Arrangements with Executive Officers and Clawbacks discusses the Company’s severance and change in control plans and other arrangements with executive officers.

To achieve our executive compensation goals, we have three principal components of our executive compensation program: equity compensation, an annual cash incentive, and base salary. We seek to ensure that total compensation for our executive officers is heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of PBRSUs and annual cash incentives.

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Compensation Discussion & Analysis   /   Executive Compensation

Elements of Our Executive Compensation Program

The following chart provides a summary of the elements of our 2019 executive compensation program.

Compensation Elements	Performance Metrics	Performance and Vesting Periods	Rationale
Base Salary	●Assessment and Target Positioning Strategy	●N/A	●Rewards executives’ current contributions to the Company ●Reflects the scope of executives’ roles and responsibilities
Annual Cash Incentive Awards

Threshold company performance measures:

●FX-neutral revenue (threshold)
●Non-GAAP net income (threshold)

If BOTH thresholds are met, then payout based on

●Total non-GAAP net income (75%)
●Individual performance (25%)
		●Annual	●Aligns executive compensation with annual Company and individual performance ●Motivates executives to enhance annual results
Equity Incentive Awards	Time-based RSUs: ●Time-based vesting only PBRSUs: ●FX-neutral revenue ●Non-GAAP operating margin dollars ●Return on invested capital (modifier) ●Payments (modifier)

Time-based RSUs:

●Quarterly vesting over a four-year period subject to continued employment

PBRSUs:

●For CEO and CFO: 100% PBRSU awards granted will vest more than 14 months following the end of the applicable two-year performance.
●For other NEOs: One-half of the PBRSUs vest in March following the end of the applicable performance period, and the other half of the award vests in March of the following year, more than 14 months following the completion of the performance period.

●Aligns executive incentives with the long-term interests of our stockholders
●Positions award guidelines at target level with the median of the market levels paid to peer group executives
●Recognizes individual executive’s recent performance and potential future contributions
●Retains executives for the long term
●Provides a total compensation opportunity with payouts varying based on our operating and stock price performance

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Executive Compensation   /   Compensation Discussion & Analysis

We chose a mix of equity and cash compensation vehicles to compensate executive officers based on sustainable long-term value drivers of Company performance over one- and multi-year periods (and, in the case of certain monthly performance bonuses to Messrs. Schenkel and Cring, during their interim service) and individual contributions to the Company.

Our executive officers were also eligible to receive a comprehensive set of benefits:

●	Health and welfare benefits plans;
●	Employee stock purchase plan;
●	Limited use of the corporate airplane (CEO and CFO only; with reimbursement required by the CFO and voluntarily provided by the CEO). Both Mr. Schenkel and Mr. Cring are authorized to use the corporate airplane in their Interim CEO and CFO positions, respectively, subject to the same principles described in the preceding sentence.
●	Broad-based 401(k) retirement savings plan and a VP and above deferred compensation plan (each plan is available to U.S.-based employees only); and
●	Certain other limited perquisites.

We provide certain executive officers with limited perquisites and other personal benefits not available to all employees that we believe are reasonable and consistent with our overall compensation program and philosophy. These benefits are provided to enable the Company to attract and retain these executive officers. We periodically review the levels of these benefits provided to our executive officers.

The Compensation Committee encouraged Mr. Wenig (and Mr. Schenkel in the interim CEO position) to use the corporate airplane for personal travel to reduce possible security concerns where relevant. Prior to his appointment to interim CEO and in his CFO role, Mr. Schenkel’s access to the corporate airplane was limited to 20 hours of personal use, subject to Mr. Schenkel fully reimbursing the Company for the incremental costs associated with such use. The Company does not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

2019 NEO Target Compensation

When making compensation decisions for our NEOs, the Compensation Committee evaluated each individual based on his or her leadership, competencies, innovation, and both past and expected future contributions toward the Company’s financial, strategic, and other priorities. The Company’s performance was reflected in our executive compensation program, holding leadership accountable for Company performance.

Incentive Compensation
Long-Term Equity Awards. The value of annual equity awards is determined within guidelines that the Compensation Committee approves on an annual basis for each position. These guidelines are based on our desired pay positioning relative to companies with which we compete for talent. The midpoint of the guidelines, or the median target award, reflects the 50th percentile of the competitive market.

In 2019, the Compensation Committee approved equity award guidelines by position based on the following:

●	equity compensation practices of technology companies in our peer group, as disclosed in their public filings (see page 77 for our 2019 peer group), and
●	equity compensation practices for comparable technology companies that are included in proprietary third-party surveys.

The Compensation Committee is also cognizant of dilution resulting from equity compensation, and so it carefully considers share usage each year and sets an upper limit on the number of shares that can be used for equity compensation, including awards to executive officers and the overall employee population.

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Compensation Discussion & Analysis   /   Executive Compensation

Each executive officer’s individual contribution and impact, projected level of contribution and impact in the future, and competitive positioning are considered when determining individual awards. The retention value of current year awards and the total value of unvested equity from previous awards are also considered. The individual awards can be higher or lower than the median target award by an amount ranging from zero to three times the median target award.

Based on its assessment, the Compensation Committee approved individual compensation arrangements for each NEO based on the factors and guidelines described above and in this section.

Annual Cash Incentive. The Compensation Committee also assesses annual cash incentive award opportunities against data from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys, and it approves target annual cash incentive opportunities for our NEOs at approximately the 50th percentile based on that data. We review market data annually, and periodically adjust incentive opportunities to the extent necessary where our practices are inconsistent with such market data.

Base Salary
Assessment and Target Positioning Strategy. We review market data annually and approve each executive officer’s base salary for the year. Increases, if any, generally become effective on or around April 1st of the year. We assess competitive market data on base salaries from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. When considering the competitive market data, we also recognize that the data is historical and does not necessarily reflect those companies’ current pay practices. We assess each executive officer’s base salary against the 50th percentile of the salaries paid to comparable executives at peer group companies and also consider individual performance, levels of responsibility, expertise, and prior experience in our evaluation of base salary adjustments.

Determining 2019 Target Annual Compensation for our CEO
Mr. Schenkel, Interim CEO
At Mr. Schenkel’s appointment as the Interim CEO, the Compensation Committee focused on incentivizing Mr. Schenkel for leading the Company during this transition while remaining committed to the philosophy of tying compensation to Company performance.

In determining Mr. Schenkel’s compensation as the Interim CEO, the Compensation Committee determined that a monthly performance bonus was appropriate in order to bring his cash compensation in line with that of the CEO position. Prior to his appointment, Mr. Schenkel’s salary was determined at a level appropriate for his role as the CFO in accordance with the methodology described below for NEOs other than the CEO. The Compensation Committee also determined that supplemental 2019-2020 PBRSU and RSU grants were necessary and appropriate to further compensate Mr. Schenkel for the additional responsibilities of the CEO position.

Mr. Wenig, Former CEO
In 2019, the Compensation Committee sought to link Mr. Wenig’s compensation with the sustainable long-term performance of the Company. The Compensation Committee considered many factors in setting the various components of Mr. Wenig’s compensation, including factors such as execution against long-term strategic plans and innovation and execution across eBay’s platforms. The Compensation Committee reviewed and approved the salary, target annual cash incentive award, and value of equity awards for Mr. Wenig considering available market data as well as Company and individual performance.

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Executive Compensation   /   Compensation Discussion & Analysis

Name	2019 Base Salary		Year- Over-Year Change for Base Salary ($)	2019 Target Annual Cash Incentive Award	Year-Over- Year Change for Target Annual Cash Incentive Award ($)	2019 Target Value of Equity Awards ($)		Year-Over- Year Change for Target Value of Equity Awards ($)
Mr. Schenkel	$750,000	(1)	No Change	100%	No Change	$13,460,000	(2)	73%
Mr. Wenig	$1,000,000		No Change	200%	No Change	$10,850,000		-30%

(1)	The amount does not include monthly performance bonuses.
(2)

The amount includes a special grant of RSUs in the amount of $4,000,000 and a special grant of PBRSUs in the amount of $4,000,000 in recognition of the additional responsibilities of the Interim CEO position.

Summary of Target Value of Equity Awards, Target Cash Incentive Award, and Salary for other NEOs
The Compensation Committee considered many factors in approving the various components of the other NEOs’ compensation, including those set forth below. In evaluating performance against these factors, the Compensation Committee assigned no specific weighting to any one of the factors, instead evaluating individual performance in a holistic manner.

●	Performance against target financial results for the NEO’s business unit or function
●	Defining business unit or function strategy and executing against relevant goals
●	Recognition of the interconnection between the eBay business units and functions and the degree to which the NEO supported and drove the success of other business units or functions and the overall business
●	Driving innovation and execution for the business unit or function
●	Organization development, including hiring, developing, and retaining the senior leadership team of the business unit or function
●	Achievement of strategic or operational objectives, including control of costs in an environmentally and socially responsible manner

The Compensation Committee reviewed and approved the target value of equity awards, target annual cash incentive award, and salary for our NEOs based on available market data as well as Company and individual performance.

The Compensation Committee approved a salary increase for Ms. Yetto in order to remain competitive with current market conditions. The Compensation Committee determined that the other NEOs’ target annual cash incentive awards remained competitive without an increase and that their overall cash compensation was consistent with creating an ownership culture by focusing the compensation mix on equity rather than cash. The Committee determined annual equity awards based on delivery against business metrics, financial targets and Company-level leadership.

The Compensation Committee limits the use of out-of-cycle compensation for executive officers to extraordinary circumstances only. In addition to the annual awards and the supplemental grant to Mr. Schenkel described above, two of our NEOs, Mr. Cring and Ms. Yetto, received additional equity grants. Mr. Cring received an RSU grant related to the additional responsibilities of his Interim CFO role. Ms. Yetto received a 2019-2020 PBRSU grant and an RSU grant to recognize the critical nature of her role as Chief People Officer in the portfolio and operational review initiatives.

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Compensation Discussion & Analysis   /   Executive Compensation

The following table shows the compensation arrangements for our other NEOs:

Name	2019 Base Salary		Year- Over-Year Change for Base Salary ($)		2019 Target Annual Cash Incentive Award	Year-Over- Year Change for Target Annual Cash Incentive Award ($)		2019 Target Value of Equity Awards ($)		Year-Over- Year Change for Target Value of Equity Awards ($)
Mr. Cring	$440,000	(1)	N/A	(2)	55%	N/A	(2)	$4,400,000	(3)	N/A	(2)
Mr. Lee	$675,000	(4)	No Change		75%	No Change		$4,250,000	(5)	-15%
Mr. Thompson	$625,000		N/A	(6)	65%	N/A	(4)	$8,000,000	(7)(5)	N/A	(4)
Ms. Yetto	$675,000		N/A	(8)	75%	N/A	(7)	$6,150,000	(5)(9)	N/A	(7)

(1)	Does not include monthly performance bonuses.
(2)	Mr. Cring was not an NEO for fiscal year 2018.
(3)

Reflects 100% RSUs since Mr. Cring is not eligible for the PBRSU program due to his position as a VP. The amount also includes a special grant of RSUs in the amount of $3,000,000 in recognition of the additional responsibilities of the Interim CFO position.

(4)	Mr. Lee’s base salary is reported in U.S. dollars on an FX-neutral basis.
(5)

For the PBRSU portion of the award, if performance targets are met, 50% of the achieved portion of the award will vest on March 15, 2020 and the remaining 50% of the achieved portion of the award will vest on March 15, 2021.

(6)	Mr. Thompson was hired in July 2019 and therefore was not an NEO for fiscal year 2018.
(7)

Mr. Thompson received a new hire grant of $1,600,000 in RSUs and $2,400,000 in PBRSUs in accordance with the Company’s 2019 allocation of 60% PBRSUs and 40% RSUs. Mr. Thompson also received a supplemental grant of RSUs in the amount of $4,000,000.

(8)	Ms. Yetto was not an NEO for fiscal year 2018.
(9)

In addition to the annual focal equity award, on October 15, 2019, Ms. Yetto received a special grant of PBRSUs for the 2019-2020 performance period in the amount of $1,500,000 and a special grant of RSUs in the amount of $1,500,000.

2019 Incentive Compensation Decisions

Our executive compensation program is highly performance-based, with payouts under the program dependent on meeting financial and operational targets over designated performance periods. For 2019, we selected financial metrics and targets that the Compensation Committee believes incentivize our management team to achieve our strategic objectives and drive the Company’s financial performance and long-term stock performance, including FX-neutral revenue, non-GAAP operating margin dollars, return on invested capital, payment intermediation usage and non-GAAP net income. As mentioned above, we made one-time equity grants to Mr. Schenkel and Mr. Cring in recognition of the increased responsibilities inherent to their new roles. On October 15, 2019, Mr. Schenkel received grants of $4,000,000 in RSUs vesting over four years on a quarterly basis and a grant of $4,000,000 in PBRSUs for the 2019-2020 performance period. On October 15, 2019, Mr. Cring received a grant of $3,000,000 in RSUs vesting over four years on a quarterly basis. In addition, we made a one-time grant to recognize the critical nature of Ms. Yetto’s role as Chief People Officer in the portfolio and operational review initiatives. On October 15, 2019, Ms. Yetto received a grant of PBRSUs for the 2019-2020 performance period in the amount of $1,500,000 and a grant of RSUs in the amount of $1,500,000 vesting over four years on a quarterly basis.

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Executive Compensation   /   Compensation Discussion & Analysis

2019 Long-Term Equity Incentive Awards
In 2019, our NEOs received equity-related compensation as part of the Company’s standard annual equity award. In general, the formula used to allocate the annual equity awards is as follows:

PBRSU Program
The PBRSU Program is a key component of the annual equity compensation for each executive officer. At the beginning of each performance period, executive officers receive PBRSU grants that are subject to performance- and time-based vesting requirements.

Performance Period and Vesting
Each PBRSU cycle has a two-year performance period. The performance goals for each cycle are approved by the Compensation Committee at the beginning of the performance period. Each executive officer is awarded a target number of shares subject to the PBRSU award at the beginning of the performance period.

If the Company’s actual performance exceeds or falls short of the target performance goals, the actual number of shares subject to the PBRSU award will be increased or decreased formulaically.

Under the PBRSU program, under which PBRSUs are awarded to executives at the level of Senior Vice President and above, 100% of any PBRSU awards granted to the CEO and CFO will vest, if at all, more than 14 months following the end of the applicable two-year performance period. This provision subjects 100% of the CEO and CFO PBRSU awards to at least three years of stock price volatility before the shares vest. For all SVPs other than the CEO and CFO, one-half of the PBRSUs vest in March following the end of the applicable performance period, and the other half of the award vests in March of the following year, more than 14 months following the completion of the performance period. The Compensation Committee believes that the post-performance-period vesting feature of the PBRSUs provides an important mechanism that helps to retain executive officers and align their interests with long-term stockholder value.

PBRSU Timeline

*	Mr. Cring is not eligible for the PBRSU program due to his position as a VP.

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Compensation Discussion & Analysis   /   Executive Compensation

Performance Measures and Rationale
As discussed above, the number of shares subject to a target PBRSU award are adjusted based on whether the Company’s actual performance exceeds or falls short of the target performance goals for the applicable performance period.

The following table outlines the performance measures for the 2018-2019 and 2019-2020 performance periods and the rationale for their selection.

Performance Measures	FX-neutral revenue(1) Non-GAAP operating margin dollars(2) Return on invested capital (modifier) Payments (modifier)(3)
Rationale

The Compensation Committee believes these measures are key drivers of our long-term business success and stockholder value, and are directly affected by the decisions of the Company’s management.

Both FX-neutral revenue and non-GAAP operating margin dollars measures are used to help ensure that leaders are accountable for driving profitable growth, and making appropriate tradeoffs between investments that increase operating expense and future growth in revenue.

The return on invested capital modifier is used to hold leaders accountable for the efficient use of capital.

Beginning with the 2018-2019 PBRSU cycle, we added a Payments component to the modifier element of the PBRSU Program design. This Payments modifier was used to incentivize the senior leadership team to work cross-functionally on a critical growth initiative and profit driver that impacts multiple areas of the business. Given the importance of the success of the Payments initiative to the Company’s success generally, as well as the priority placed on this initiative in the Company’s operational strategy for 2018 and 2019, our Compensation Committee determined that payout of PBRSUs for the 2018-2019 cycle should be subject to achievement in growing the use of our intermediation platform, as well as our existing Company financial performance metrics. The Payments modifier was also included for the 2019-2020 PBRSU cycle, but has been removed from the 2020-2021 PBRSU calculation as we believe, given the success and growth of the platform, that the other metrics will now accurately capture the performance of the Payments business.

Targets

The two-year performance targets are generally set in a manner consistent with the current year budget and multi-year strategic plan.

At the time the performance targets were set, the target goals were designed to be achievable with strong management performance, while the maximum goals were designed to be very difficult to achieve.

(1)	Calculated on a fixed foreign exchange basis.
(2)

Non-GAAP operating margin dollars excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, and certain one-time gains, losses and/or expenses.

(3)	Applicable only to the 2018-2019 and 2019-2020 PBRSU cycles. Measures performance based on market launch thresholds and then percentage of intermediated GMV.

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Executive Compensation   /   Compensation Discussion & Analysis

Calculation Mechanics
2018-2019 and 2019-2020 PBRSU Cycles*. Shares that vest under the 2018-2019 and 2019-2020 PBRSU awards reflect the potential impact of the Payments modifier. The shares that vest will be 0% to 340% of the initial grant for the 2018-2019 performance period and 0% to 330% for the 2019-2020 performance period, based on eBay’s FX-neutral revenue, non-GAAP operating margin dollars (each weighted 50%), and return on invested capital and Payments modifiers, with the calculation as set forth below:

FX-neutral revenue Payout %	+	Non-GAAP operating $ margin Payout %	×	ROIC Modifier and Payments Modifier Payout %	=	Total Payout %

		Total Payout %	×	Target Shares Awarded	=	Total Shares Earned (subject to additional vesting periods)

2018-2019 Cycle:		2019-2020 Cycle:
March 15, 2020 50% vesting for all NEOs except CEO and CFO	March 15, 2021 100% vesting for CEO and CFO; 50% vesting for all other NEOs	March 15, 2021 50% vesting for all NEOs except CEO and CFO	March 15, 2022 100% vesting for CEO and CFO; 50% vesting for all other NEOs

*	Mr. Cring is not eligible for the PBRSU program due to his position as a VP.

To receive any shares subject to a PBRSU award, at least one of the FX-neutral revenue or non-GAAP operating margin dollars minimum performance thresholds must be met. Each of the minimum performance thresholds are independent and, if any of the FX-neutral revenue or non-GAAP operating margin dollar performance thresholds are met, the award is adjusted with respect to that performance measure in accordance with the percentages outlined in the illustration below. If the minimum performance threshold for either FX-neutral revenue or non-GAAP operating margin dollars is not met, then no shares are awarded for that performance measure. The Compensation Committee may approve adjustments to the calculations of the performance measures due to material events not contemplated at the time the targets were set (such as major acquisitions or unusual or extraordinary corporate transactions, events, or developments) and the Compensation Committee may apply negative discretion to reduce the payout levels of the awards.

2018-2019 PBRSU Cycle Performance and Shares Earned
The following graphs show the goals and results achieved for the 2018-2019 performance period:

	Threshold	Target	Maximum
Foreign-exchange neutral (FX-neutral) revenue ($ billions)
Non-GAAP operating margin dollars ($ billions)
Return on Invested Capital (%) Modifier
Payments Modifier

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Compensation Discussion & Analysis   /   Executive Compensation

FX-neutral revenue Payout % 32.5% (65%*.5)	+	Non-GAAP operating $ margin Payout % 27.5% (55%*.5)	×	ROIC Modifier and Payments Modifier Payout % 144%	=	Total Payout % 86%

For the 2018-2019 performance period, actual awards under the PBRSU Program could range from 0% to 340% of the target awards. Based on the Company’s financial performance during the 2018-2019 performance period, the actual PBRSU awards were 86% of target and our NEOs received the following awards:

Total Payout %	×	Target Shares Awarded	=	Total Shares Earned (subject to additional vesting periods)

Name	Percentage of Target	Target Shares	Shares Awarded for 2018-2019 Performance Cycle	Vesting Schedule
Mr. Schenkel	86%	108,124	92,987	100% on March 15, 2021
Mr. Cring*	N/A	N/A	N/A	N/A
Mr. Lee	86%	69,310	59,607	50% on March 15, 2020; 50% on March 15, 2021
Mr. Thompson**	N/A	N/A	N/A	N/A
Ms. Yetto	86%	62,379	53,646	50% on March 15, 2020; 50% on March 15, 2021
Mr. Wenig***	N/A	231,114	N/A	N/A
*	Mr. Cring is not eligible for our PBRSU program due to his position as VP.
**	Mr. Thompson was hired in July 2019 and therefore, did not participate in the 2018-2019 PBRSU cycle.
***	In accordance with the terms of the Mr. Wenig’s Letter Agreement dated September 29, 2014, his 2018-2019 PBRSU award was deemed earned prior to his separation date assuming achievement of target performance during the 2018-2019 performance period, and as such 231,114 shares were made payable to him in a cash lump sum, using certain value assumptions.

Mr. Cring is not eligible for the PBRSU program due to his position as a VP.

Time-Based RSUs
Each executive officer receives a portion of his or her annual equity award as a grant of RSUs that vest on a quarterly basis over a four-year period subject to continued employment. For newly hired executive officers, 25% of the initial grant of RSUs vest on the first anniversary of the date of grant and the remainder vest on the quarterly schedule. This vesting schedule is aligned with market practice and helps enable the Company to remain competitive in attracting talent.

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Executive Compensation    /   Compensation Discussion & Analysis

2019 Annual Cash Incentive Awards (the eBay Incentive Plan)
Plan Design
The eBay Incentive Plan (“eIP”) is a broad-based short-term cash incentive plan. The Compensation Committee has set an annual performance period under the plan.

In the first quarter of the year, the Compensation Committee approves Company performance measures based on business criteria and target levels of performance. After the end of each year, the Compensation Committee approves the actual performance against the Company financial performance measures to determine the payout percentage for that portion of the annual cash incentive plan.

Performance Measures and Rationale
The following table provides information on the Company performance measures set in 2019 and rationale for their selection:

Performance Measures(1)	Rationale	Target
Company financial performance measure
FX-neutral revenue (threshold)	The Compensation Committee believes that a minimum revenue threshold should be met before any cash incentive is paid. Once the minimum revenue threshold has been met, the Company financial performance component of the annual cash incentive payment is paid based on results in relation to the non-GAAP net income goal.	Targets are set based primarily on the Company’s Board-approved budget for the year.
Non-GAAP net income(2)	Non-GAAP net income is the key measure of short- and intermediate-term results for the Company given that it can be directly affected by the decisions of the Company’s management and provides the most widely followed measure of financial performance.	Targets are set based primarily on the Company’s Board-approved budget for the year.
Individual measure
Individual performance	The Compensation Committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance for which a review is conducted at the end of the year.
●CEO’s assessment of the individual performance of the executive officers who are his direct reports.
●In making its determination of the individual performance of each executive officer, the Compensation Committee does not give any specific weighting to individual goals.
●A downward modifier to individual performance is applied if the Company fails to achieve target performance, regardless of individual goal achievement.

(1)	Both minimum FX-neutral revenue and minimum non-GAAP net income performance thresholds must be met in order for there to be any incentive payout based on Company performance or individual performance, with the payout level for Company financial performance component based on the amount of non-GAAP net income.
(2)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of the deferred tax asset associated with the realignment of the Company’s legal structure and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. Non-GAAP net income is calculated quarterly, is publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of the Company’s results.

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Compensation Discussion & Analysis   /    Executive Compensation

Calculation Mechanics
The plan is designed to support a tight link between Company performance and any incentive payouts. The annual cash incentives payable for 2019 had both a FX-neutral revenue threshold and a non-GAAP net income minimum performance threshold. Unless both of these minimum performance thresholds are met, there is no incentive payout. If both minimum performance thresholds are met, the Company uses total non-GAAP net income to determine the payout percentage of the Company financial performance component of the annual cash incentive.

The following table shows the threshold, target, and maximum payout percentage for non-GAAP net income:

	Threshold	Target	Maximum
Non-GAAP net income

Additionally, if the minimum performance thresholds are met, 75% of executive officers’ payouts under the plan are based on the Company’s performance as described above. To facilitate differentiation based on individual performance, the remaining 25% of awards are generally based on individual performance. As discussed in more detail below, the Compensation Committee considers many factors in determining the CEO’s individual performance, but does not assign specific weighting to these factors. The CEO partners with the Compensation Committee to similarly assess the individual performance of the other executive officers. Consistent with our commitment to aligning executive compensation with Company performance, in circumstances (such as 2018) where the Company’s financial performance is above its minimum performance threshold and below the target performance threshold, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component.

In 2019, the FX-neutral revenue threshold and a non-GAAP net income minimum performance threshold were met. The non-GAAP net income exceeded target performance resulting in a payout of 122%.

Individual Performance
With respect to individual performance, our CEO presents the Compensation Committee with his assessment of the individual performance of the executive officers who are his direct reports and recommends a bonus payout percentage for the individual performance component of the annual incentive plan based on his assessment. The Compensation Committee reviews his assessments and payout recommendations and makes a subjective determination of the level of individual performance and payouts for each of those executive officers. In addition, the Compensation Committee (with input from the Chair of the Board and other independent members of the Board) makes a subjective determination of the individual performance of the CEO. In making its determination of the individual performance of each executive officer, the Compensation Committee does not give any specific weighting to individual goals. In addition, as described above, when the Company fails to achieve target performance, the Compensation Committee applies a downward modifier to individual performance regardless of individual goal achievement in order to take a more holistic approach to assessing performance.

2019 Performance and Payouts
The following graphs show the goals and results achieved for the 2019 performance period:

	Threshold	Target	Maximum
FX-neutral Revenue ($ billions)
Non-GAAP Net Income ($ billions)

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Executive Compensation   /   Compensation Discussion & Analysis

The performance goals for the 2019 performance period were set in early 2019 based primarily on the Company’s budget for the year. The performance goal for FX-neutral revenue is a minimum revenue threshold that must be met for the annual cash incentive payment to be paid based on actual results in relation to the non-GAAP net income performance goals.

In early 2020, as part of its review of the Company’s financial performance against the annual cash incentive plan targets and in accordance with its authority under the cash incentive plan, the Compensation Committee considered whether the impact of any significant corporate events not contemplated at the time the targets were set should lead to an adjustment of any of the performance results. The Compensation Committee determined that it was appropriate to adjust non-GAAP net income for certain unanticipated legal changes, portfolio review advisor costs, higher and accelerated capital returns, which, on a net basis, resulted in an upward adjustment to the net income achievement. The Company financial performance component was paid at 122% of target for participants at or above the director level, including all NEOs.

The Compensation Committee reviewed Mr. Schenkel’s performance for the purpose of determining the individual portion of his 2019 annual cash incentive award, with input from the entire Board. The Compensation Committee considered the factors listed above when assessing Mr. Schenkel’s individual performance. Mr. Schenkel’s individual component of the annual cash incentive was established at 150% of target. Mr. Schenkel’s total earned annual incentive award for 2019, including the Company financial component and the individual component, was 129% of target.

For the other NEOs, the individual performance component was recommended by Mr. Schenkel based on his assessment of each person’s performance using the factors described above, and was reviewed and approved by the Compensation Committee. The total earned annual incentive award as a percentage for 2019 for each of our NEOs was paid at between 113% and 129% of target as follows:

Name	Annual Cash Incentive Target as Percentage of Base Salary	Annual Cash Incentive Award for 2019		Company Performance Payout %	Performance Payout as % of Target
Mr. Schenkel	100%	$967,500		122%	129%
Mr. Cring	55%	$312,180		122%	129%
Mr. Lee	75%	$567,864		122%	113%
Mr. Thompson	65%	$182,031		122%	117%
Ms. Yetto	75%	$616,781		122%	129%
Mr. Wenig	200%	$1,819,192	*	122%	117%
*	In accordance with Mr. Wenig’s letter agreement dated September 29, 2014, his eIP payout was based on the actual performance of the Company for the full year (and did not take into account any individual performance factors), but prorated for the time that he was employed during 2019.

Further Considerations for Setting Executive Compensation

Role of Consultants in Compensation Decisions
Pay Governance LLC (“Pay Governance”) serves as the Compensation Committee’s independent compensation consultant. It provides the Compensation Committee with advice and resources to help the Compensation Committee assess the effectiveness of the Company’s executive compensation strategy and programs. Pay Governance reports directly to the Compensation Committee, and the Compensation Committee has the sole power to terminate or replace Pay Governance at any time.

As part of its engagement, the Compensation Committee has directed Pay Governance to work with our Senior Vice President, Chief People Officer and other members of management to obtain information necessary for Pay Governance to form recommendations and evaluate management’s recommendations to the Compensation Committee. Pay Governance also meets with the Compensation Committee during its regular meetings, in executive session (where no members of management are present), and with the Compensation Committee chair and other members of the Compensation Committee outside of the Compensation Committee’s regular meetings. As part of its engagement in 2019, Pay Governance provided a

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Compensation Discussion & Analysis   /   Executive Compensation

market overview of executive compensation, evaluated the Company’s peer group composition, evaluated compensation levels at the peer group companies, assessed and proposed equity and cash compensation guidelines for various executive job levels, assessed compensation for the Company’s executive officers, advised on the framework for the Company’s long-term incentive awards, and assessed Board compensation. Pay Governance also provided guidance to the Committee with respect to the leadership transition. Pay Governance does not provide any other services to the Company.

Compensation Consultant Conflict of Interest Assessment
The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the Compensation Committee closely examines the procedures and safeguards that its compensation advisor takes to ensure that its services are objective. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

Peer Group Considerations
To set total compensation guidelines, we review market data of companies that are comparable to eBay and that we believe compete with eBay for executive talent, business, and capital. We review both specific data from peer group companies’ public filings and general industry data for comparable technology companies that are included in proprietary third party surveys. We believe that it is necessary to consider this market data in making compensation decisions to attract and retain talent. We also recognize that, at the executive level, we compete for talent against larger global companies, as well as smaller, non-public companies.

To assess whether the peer group continues to reflect the markets in which we compete for executive talent, the Compensation Committee reviews and approves the peer group each year with the assistance of its compensation consultant. In deciding whether a company should be included in the peer group, the Compensation Committee generally considers the following screening criteria:

●	revenue;
●	market value;
●	historical growth rates;
●	primary line of business;
●	whether the company has a recognizable and well-regarded brand; and
●	whether we compete with the company for talent.

For each member of the peer group, one or more of the factors listed above was relevant to the reason for inclusion in the group, and, similarly, one or more of these factors may not have been relevant to the reason for inclusion in the group.

The Compensation Committee evaluates the Company’s peer group on an annual basis. The peer group consisted of the following companies for 2019:

Adobe Inc.	Expedia Group, Inc.	PayPal Holdings, Inc.
Alphabet Inc.	Facebook, Inc.	salesforce.com, Inc.
Amazon.com, Inc.	Intel Corporation	Symantec Corporation
Booking Holdings Inc.	Intuit Inc.	Twitter, Inc.
Cisco Systems, Inc.	Microsoft Corporation
Electronic Arts Inc.	Netflix, Inc.

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Executive Compensation   /   Compensation Discussion & Analysis

Severance and Change in Control Arrangements with Executive Officers and Clawbacks

The objective of our severance and change in control arrangements described below is to provide fair and reasonable severance that will also serve as a retention incentive for those impacted by a change in control or similar transactions. We believe that these protections help the Company attract and retain highly talented executive officers.

Mr. Wenig separated from the Company on September 24, 2019, and was paid severance pursuant to a separation agreement between him and the Company dated September 24, 2019 and the letter agreement between Mr. Wenig and the Company dated September 29, 2014 (collectively, the “Wenig Separation Arrangements”). Pursuant to the Wenig Separation Arrangements, in exchange for Mr. Wenig’s execution and non-revocation of a release of claims in favor of the Company, Mr. Wenig became entitled to severance payments. For more information about the Wenig Separation Arrangements, please see the Executive Compensation Tables included.

Jamie Iannone was appointed CEO effective April 27, 2020 as disclosed in our Current Report on Form 8-K filed with the SEC on April 13, 2020. The details of his appointment are included therein.

Severance Arrangements Outside a Change in Control
The Company’s SVP and Above Standard Severance Plan (“SVP and Above Severance Plan” or “Standard Severance Plan”), which covers each officer employed as a senior vice president or in a more senior position, provides severance protection outside of a change in control period if a participant is terminated without cause and signs and does not revoke a waiver of claims against the Company. Mr. Thompson and Mr. Lee participate in the SVP and Above Severance Plan. Since Mr. Cring is at the VP level, he is eligible to participate in the Company’s VP Standard Severance Plan (“VP Severance Plan”), which also provides severance protection outside of a change in control period. Under the VP Severance Plan, if a participant is terminated without cause and signs and does not revoke a waiver of claims against the Company, then he is entitled to a lump sum payment of one-half of target cash incentive (i.e., one-half of annual salary and one-half of target eIP payment) and an amount equal to 4 months of COBRA coverage. In addition, the participant would also receive a prorated eIP payment based on actual Company performance and target individual performance for the year in which the termination occurs and one-half of the value of the equity that would have vested in the 12 month period after the termination date (as if the participant had remained employed).

Mr. Schenkel and Ms. Yetto do not participate in the SVP and Above Severance Plan. Mr. Schenkel and Ms. Yetto entered into offer letters with the Company in 2014 and 2015, respectively, in connection with their appointments to the leadership team after the separation of PayPal Holdings, Inc. Each offer letter provides for certain severance benefits if there is a termination without cause or resignation for good reason not in connection with a change in control, and if the applicable executive signs and does not revoke a waiver of claims against the Company.

Under the terms of Mr. Lee’s offer letter entered into in connection with his appointment to his role of Senior Vice President, General Manager, Markets (which is still effective in his new role as SVP, International), Mr. Lee is entitled to receive a separation payment in the event he voluntarily terminates his employment with the Company. This separation payment is intended to replicate benefits offered under a retirement program in which Mr. Lee formerly participated when he was employed with the Company in Korea. The benefit is equal to three times his average monthly salary multiplied by his years of service since January 1, 2013. Should the Company terminate Mr. Lee’s employment for reason other than cause, Mr. Lee is entitled to benefits under the Standard Severance Plan. Mr. Lee’s offer letter also includes any non-competition restrictive covenant for 12-months post termination of employment.

Please see the “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” section for further information regarding the Company’s Standard Severance Plan, including amounts received by Mr. Wenig in connection with his departure, and the treatment of awards upon qualifying termination events or a change in control.

66	/ 2020 Proxy Statement

Compensation Discussion & Analysis   /   Executive Compensation

The following table describes the severance benefits (other than certain accrued benefits which are paid (such as earned but unpaid bonuses, payment of unreimbursed expenses, etc.)) that each of our NEOs (except Mr. Cring) would receive if terminated outside of a change in control.

		SVP and Above Severance Plan Participants	Mr. Schenkel and Ms. Yetto
Cash Elements	Severance	2x salary and 2x bonus	For Mr. Schenkel, 2x salary and 2x cash incentive award For Ms. Yetto, 1x salary and 1x cash incentive award
	eIP	Prorated payment for year in which termination occurs(1)
	Health Premium	The cost of 24 months of health coverage	No payment
	Make-Good Payment	Payment of any unpaid cash “make good” awards	n/a
Equity Elements	Options and RSUs(2)	100% acceleration of awards that would have otherwise vested within 12 months of termination date(3)
	PBRSUs(2)	100% acceleration of awards that would have otherwise vested within 12 months of termination date(3)

(1)	For Mr. Schenkel and Ms. Yetto, based only on actual performance with respect to the Company performance element for the full year. For Standard Severance Plan Participants, based on actual performance with respect to the Company performance element for the full year and target performance with respect to the individual performance element.
(2)	For Mr. Schenkel and Ms. Yetto and the participants in the SVP and Above Severance Plan, he/she would receive a lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares. In addition, Mr. Schenkel and Ms. Yetto would receive an amount equal to dividend equivalents that have not yet accrued, but would have accrued for the next 12 months, notwithstanding the termination.
(3)	For Mr. Schenkel and Ms. Yetto, the Company shall pay cash based on the value of the shares that would have vested in lieu of accelerated vesting. Pursuant to their offer letters, Mr. Schenkel and Ms. Yetto’s outstanding PBRSUs would be treated as vested at the time of termination. For Standard Severance Plan Participants, the Company can elect to pay cash in lieu of accelerated vesting.

Severance Arrangements in Connection with a Change in Control
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

The Company’s Change in Control Severance Plan provides severance protection for executives at the level of Vice President or in a more senior position in connection with a change in control if a participant is terminated without cause or resigns for good reason and signs and does not revoke a waiver of claims against the Company. Mr. Cring, Mr. Thompson, and Mr. Lee participate in the Change in Control Severance Plan.

Mr. Schenkel and Ms. Yetto do not participate in the Change in Control Severance Plan. Mr. Schenkel and Ms. Yetto entered into offer letters with the Company in 2014 and 2015, respectively, in connection with their appointments to the leadership team after the separation of PayPal Holdings, Inc. Each offer letter provides for certain severance benefits if the individual is terminated without cause or resigns for good reason in the ninety days preceding or the twenty-four months following, a change in control, and signs and does not revoke a waiver of claims against the Company.

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Executive Compensation   /   Compensation Discussion & Analysis

The following table describes the severance benefits that each of our NEOs would receive if they are terminated in connection with a change in control.

		Change in Control Severance Plan Participants	Mr. Schenkel and Ms. Yetto
	Severance	For Mr. Lee and Mr. Thompson, 2x salary and 2x bonus For Mr. Cring, 1x salary and 1x bonus	2x base salary and 2x bonus
(determined as the greater of base salary or target bonus opportunity)
	eIP	1x target cash incentive award(1)	Prorated payment for year in which termination occurs(1)
Cash Elements	Health Premium	For Mr. Lee and Mr. Thompson, the cost of 24 months of health coverage For Mr. Cring, the cost of 12 months of health coverage	No payment
	Make-Good Payment	Payment of any unpaid cash “make good” awards	n/a
Equity Elements	Options and RSUs	100% acceleration of awards(2)
	PBRSUs	100% acceleration of awards(2)(3)

(1)	For Mr. Schenkel and Ms. Yetto, based only on actual performance with respect to the Company performance element for the full year. For Change in Control Severance Plan Participants, based on target performance with respect to both the Company performance component and the individual performance component.
(2)	For Mr. Schenkel and Ms. Yetto, the Company will pay cash based on the value of the shares that would have vested in lieu of accelerated vesting. For Change in Control Severance Plan Participants, the Company can elect to pay cash in lieu of accelerated vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his or her termination date.
(3)	This payment includes the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined.

Clawbacks

The Compensation Committee has adopted a clawback policy that covers each officer employed as a Vice President or in a more senior position and applies to incentive compensation, which includes any cash incentive award, equity award, or equity-based award paid or awarded to any covered employee during the period in which he or she is designated as a covered employee. For all covered employees, the occurrence of either of the following events is covered: (a) an action or omission by the covered employee that constitutes a material violation of the Company’s Code of Business Conduct or (b) an action or omission by the covered employee that results in material financial or reputational harm to the Company. In addition, for covered employees that are employed as a Senior Vice President or in a more senior position or a Vice President who is a member of the finance function, the following event is also covered: a material restatement of all or a portion of the Company’s financial statements that is the result of a supervisory or other failure by the covered employee.

Under the clawback policy, the Compensation Committee has the authority and discretion to determine whether an event covered by the policy has occurred and, depending on the facts and circumstances, may (but need not) require the full or partial forfeiture and/or repayment of any incentive compensation covered by the policy that was paid or awarded to a covered employee. The forfeiture and/or repayment may include all or any portion of the following:

●	Any incentive compensation that is greater than the amount that would have been paid to the covered employee had the covered event been known;
●	Any outstanding or unpaid incentive compensation, whether vested or unvested, that was awarded to the covered employee; and
●	Any incentive compensation that was paid to or received by the covered employee (including gains realized through the exercise of stock options) during the twelve-month period preceding the date on which the Company had actual knowledge of the covered event or the full impact of the covered event was known, or such longer period of time as may be required by any applicable statute or government regulation.

68	/ 2020 Proxy Statement

Compensation Committee Report   /   Executive Compensation

Compensation Committee Report

The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee

Paul S. Pressler	Anthony J. Bates	Bonnie S. Hammer	Kathleen C. Mitic	Thomas J. Tierney

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Executive Compensation   /   Executive Compensation Tables

Executive Compensation Tables

2019 Summary Compensation Table

The following table, footnotes, and narrative summarize the total compensation earned by each of our named executive officers, or NEOs, for the fiscal year ended December 31, 2019 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
Scott F. Schenkel Interim Chief Executive Officer(1)	2019	750,000	375,000	15,515,744	0	967,500	0	39,012	17,647,255
	2018	736,538	0	7,251,530	0	574,500	0	11,000	8,573,568
	2017	686,539	0	6,856,169	0	928,543	0	10,800	8,482,051
Andrew J. Cring Interim Chief Financial Officer(2)	2019	440,000	210,000	4,947,044	0	312,180	0	11,200	5,920,424
Jae Hyun Lee SVP, International(3)	2019	711,735	0	5,719,824	0	580,683	0	1,483,753	8,495,994
	2018	653,238	0	4,648,404	0	367,814	0	357,376	6,026,832
	2017	595,163	0	7,113,476	0	603,719	0	131,958	8,444,316
Peter B. Thompson SVP, Chief Product Officer(4)	2019	240,385	3,500,000	7,852,346	0	182,031	0	9,615	11,784,377
Kristin A. Yetto SVP, Chief People Officer	2019	637,500	0	7,302,044	0	616,781	0	11,200	8,567,525
Devin N. Wenig Former President and Former Chief Executive Officer(5)	2019	780,769	0	14,601,000	0	1,819,192	0	40,024,909	57,225,871
	2018	1,000,000	0	15,500,046	0	1,501,500	0	170,620	18,172,166
	2017	1,000,000	0	14,000,033	0	2,580,000	0	90,558	17,670,591

(1)	Mr. Schenkel served as Senior Vice President, Finance and Chief Financial Officer for a majority of the year. From September 24, 2019 to April 26, 2020, Mr. Schenkel served as the Interim CEO until Mr. Iannone’s appointment as CEO. Effective as of April 27, 2020, Mr. Schenkel assumed the role of Senior Advisor.
(2)	Mr. Cring served as Vice President, Global Financial Planning and Analysis for the majority of the year. Effective as of September 24, 2019, in connection with Mr. Schenkel’s appointment to Interim CEO, Mr. Cring serves as the Interim CFO.
(3)	Mr. Lee served as Senior Vice President, General Manager, Markets until January 2020 when he was named SVP, International. Mr. Lee’s base salary was converted from Singapore dollars to U.S. dollars based on Company FX planning rates.
(4)	Mr. Thompson was hired as Chief Product Officer in July 2019 and received an equity transition payment of $3,500,000.
(5)	Mr. Wenig’s employment with the Company was terminated on September 24, 2019.

70	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

Bonus (Column (d))
Beginning in October 2019, Mr. Schenkel received a monthly performance bonus in the amount of $125,000 for each month he served as Interim CEO.

Beginning in October 2019, Mr. Cring received a monthly performance bonus in the amount of $70,000 for each month he served as Interim CFO.

Mr. Thompson received an equity transition payment of $3,500,000, subject to repayment if he leaves prior to the first anniversary of his start date and partial repayment if he leaves prior to the end of his third year of employment.

Stock Awards (Column (e))
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, and performance-based restricted stock units, or PBRSUs, granted to each of our NEOs in each of the applicable years, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date fair value of RSUs is determined using the fair value of our common stock on the date of grant, and the grant date fair value of PBRSUs is calculated based on the fair value of our common stock on the date of grant and the probable outcome of the performance measures for the applicable performance period as of the date on which the PBRSUs are granted. This estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth below. The equity incentive awards included in this column were all awarded under the Company’s 2008 Equity Incentive Award Plan, as amended and restated.

RSUs: Focal RSU awards were granted to our NEOs in connection with the Company’s annual equity grant on April 1, 2019 with a grant date value of, $2,939,040 for Mr. Schenkel, $1,884,000 for Mr. Cring, $2,287,930 for Mr. Lee, $1,695,600 for Ms. Yetto, and $5,840,400 for Mr. Wenig. On August 15, 2019, Mr. Thompson was granted two RSU awards with grant date values of $1,570,461 and $3,926,173, respectively. On October 15, 2019, Mr. Schenkel was granted an RSU award with a grant date value of $4,084,072 in connection with his appointment as the Interim CEO. On October 15, 2019, Mr. Cring was granted an RSU award with a grant date value of $3,063,044 in connection with his appointment as the Interim CFO. On October 15, 2019, Ms. Yetto was granted an RSU award with a grant date value of $1,531,522 in recognition of the critical nature of her role during the operating and portfolio initiatives.

PBRSUs: PBRSUs provide an opportunity for our NEOs to receive time-based RSUs if the performance measures for a particular time period — typically 24 months — are met. For a description of the performance measures for the 2018-2019 PBRSU awards, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

For 2019, PBRSU awards were granted to our NEOs in connection with the Company’s annual equity grant on April 1, 2019 with a grant date value of $4,408,560 for Mr. Schenkel, $3,431,894 for Mr. Lee, $2,543,400 for Ms. Yetto and $8,760,600 for Mr. Wenig. On August 15, 2019, Mr. Thompson was granted a PBRSU award with a grant date value of $2,543,400. On October 15, 2019, Mr. Schenkel was granted a PBRSU award with a grant date value of $4,084,072 in connection with his appointment as the Interim CEO. On October 15, 2019, Ms. Yetto was granted a PBRSU award with a grant date value of $1,531,522 in recognition of the critical nature of her role during the operating and portfolio initiatives. Mr. Cring is not eligible for the PBRSU program due to his position as a Vice President.

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Executive Compensation   /   Executive Compensation Tables

Assuming the highest level of performance is achieved under the applicable performance measures for the 2019-2020 PBRSU awards, the maximum possible value of the PBRSU awards allocated to our NEOs for such performance period using the fair value of our common stock on the date that such awards were granted is presented below:

Name	Maximum Value of PBRSUs (as of Grant Date)
Mr. Schenkel	$28,025,685
Mr. Cring(1)	N/A
Mr. Lee	$11,325,252
Mr. Thompson	$7,773,849
Ms. Yetto	$13,447,243
Mr. Wenig	$28,909,980

(1)	Mr. Cring is not eligible for our PBRSU program due to his position as VP.

The value that our NEOs received in 2019 from the vesting of stock awards is reflected in the 2019 Option Exercises and Stock Vested table below. Additional information on all outstanding stock awards as of December 31, 2019 is reflected in the 2019 Outstanding Equity Awards at Fiscal Year-End table below.

Option Awards (Column (f))
Since 2016, in accordance with our revised equity guidelines, no option awards were granted to our NEOs.

The value that our NEOs received in 2019 from the exercise of previously granted stock options is reflected in the 2019 Option Exercises and Stock Vested table below. Additional information on all outstanding option awards as of December 31, 2019 is reflected in the 2019 Outstanding Equity Awards at Fiscal Year-End table below.

Non-Equity Incentive Plan Compensation (Column (g))
The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by each of our NEOs under the annual cash incentive plan for services they rendered in each of the applicable years. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards (the eBay Incentive Plan (eIP))” above for more information.

All Other Compensation (Column (i))
General
The amounts reported in the All Other Compensation column reflect:

a)	An amount of $11,200 for Mr. Schenkel, Mr. Cring, and Ms. Yetto, representing the maximum matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of our U.S.-based NEOs, which also is the same maximum amount applicable to each participating employee for 2019. Mr. Thompson also received matching contributions from the Company’s 401(k) savings plan in the amount of $9,615. Mr. Lee is not eligible to participate in the Company’s 401(k) savings plan and therefore did not receive any matching contributions under the plan.
b)	On September 24, 2019, the Company and Mr. Wenig entered into a letter agreement regarding his departure (the “Wenig Letter”). Pursuant to the terms of the Wenig Letter, in exchange for his execution and non-revocation of a release of claims against the Company, the Company paid the amounts required to be paid to him under his letter agreement with the Company dated September 29, 2014 upon a termination without cause (the “Letter Agreement”). The Letter Agreement payments include: (i) two times his annual base salary which equals $2,000,000; (ii) two times his annual target bonus amount which equals $4,000,000; (iii) a prorated portion of the bonus under the eBay Incentive Plan (“eIP”) that Mr. Wenig otherwise would have earned and been paid (using his accrued eligible compensation under the eIP through the last day of employment) for the 2019 fiscal year under the eIP which equals $1,819,192 (which is reflected in the “Non-Equity Plan Compensation” column of the Summary Compensation Table); (iv) the amount of $5,849,674, which is the dollar value

72	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

of outstanding and unvested RSU awards that were treated as vested under the Letter Agreement; (v) the amount of $27,357,280, which is the dollar value of outstanding and unvested PBRSU Awards that were treated as vested under the Letter Agreement; and (vi) the amount of $545,288, which is the dollar value of dividend equivalents associated with the equity awards that were treated as vested under the Letter Agreement.
c)	In his role as SVP, General Manager, Markets, Mr. Lee was provided certain expatriate allowances due to extended travel and temporary relocations, totaling $1,483,753.
d)	An amount of $4,260 in home security expenses for Mr. Wenig relating to monitoring services by outside security providers. The incremental cost associated with the home security services is determined based upon the amount paid to the applicable outside security provider.
e)	An amount of $26,303 in secured chauffeured transportation allowances provided to Mr. Wenig. The incremental cost associated with such services is determined based upon the amount paid to the applicable service provider.
f)	Mr. Wenig was permitted personal airplane usage in 2019. $230,904 is included in the amount for Mr. Wenig to reflect his personal airplane use. This amount is the cost of fuel, oil, lubricants, and other additives related to the applicable trips times two.
g)	Mr. Schenkel was permitted personal airplane usage in 2019 due to his previous CFO position and as the Interim CEO. $27,812 is included in the amount for Mr. Schenkel in this column to reflect his personal airplane use. This amount is the cost of fuel, oil, lubricants, and other additives related to the applicable trips times two.

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Executive Compensation   /   Executive Compensation Tables

2019 Grants of Plan-Based Awards

The following table, footnotes, and narrative set forth certain information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
Name (a)	Approval Date (b)	Grant Date (c)	Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Mr. Schenkel

eIP - Company	N/A	N/A	281,250	562,500	1,125,000	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	187,500	375,000	—	—	—	—	—	—	—
Performance

PBRSUs	1/25/2019	4/1/2019	—	—	—	23,400	117,000	386,100	—	—	—	4,408,560
(2019-2020
Performance
period)

PBRSUs	9/25/2019	10/15/2019	—	—	—	21,009	105,043	346,642	—	—	—	4,084,072
(2019-2020
Performance
period)

RSUs	1/25/2019	4/1/2019	—	—	—	—	—	—	78,000	—	—	2,939,040

RSUs	9/25/2019	10/15/2019	—	—	—	—	—	—	105,043	—	—	4,084,072
Mr. Cring

eIP - Company	N/A	N/A	90,750	181,500	363,000	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	60,500	121,000	—	—	—	—	—	—	—
Performance

RSUs	1/25/2019	4/1/2019	—	—	—	—	—	—	50,000	—	—	1,884,000

RSUs	9/25/2019	10/15/2019	—	—	—	—	—	—	78,782	—	—	3,063,044
Mr. Lee

eIP - Company	N/A	N/A	193,132	386,263	772,527	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	128,754	257,509	—	—	—	—	—	—	—
Performance

PBRSUs	1/25/2019	4/1/2019	—	—	—	18,216	91,080	300,564	—	—	—	3,431,894
(2019-2020
Performance
period)

RSUs	1/25/2019	4/1/2019	—	—	—	—	—	—	60,720	—	—	2,287,930

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Executive Compensation Tables   /   Executive Compensation

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
Name (a)	Approval Date (b)	Grant Date (c)	Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Mr. Thompson

eIP - Company	N/A	N/A	58,594	117,187	234,375	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	39,062	78,125	—	—	—	—	—	—	—
Performance

PBRSUs	7/3/2019	8/15/2019	—	—	—	11,946	59,729	197,106	—	—	—	2,355,712
(2019-2020
Performance
period)

RSUs	7/3/2019	8/15/2019	—	—	—	—	—	—	39,819	—	—	1,570,461

RSUs	7/3/2019	8/15/2019	—	—	—	—	—	—	99,548	—	—	3,926,173
Ms. Yetto

eIP - Company	N/A	N/A	179,297	358,594	717,187	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	119,531	239,062	—	—	—	—	—	—	—
Performance

PBRSUs	1/25/2019	4/1/2019	—	—	—	13,500	67,500	222,750	—	—	— 2,543,400
(2019-2020
Performance
period)

PBRSUs	10/14/2019	10/15/2019	—	—	—	7,878	39,391	129,990	—	—	—	1,531,522
(2019-2020
Performance
period)

RSUs	1/25/2019	4/1/2019	—	—	—	—	—	—	45,000	—	—	1,695,600

RSUs	10/14/2019	10/15/2019	—	—	—	—	—	—	39,391	—	—	1,531,522
Mr. Wenig

eIP - Company	N/A	N/A	585,577	1,171,154	2,342,308	—	—	—	—	—	—	—
Performance

eIP - Individual	N/A	N/A	—	390,385	780,769	—	—	—	—	—	—	—
Performance

PBRSUs	1/25/2019	4/1/2019	—	—	—	46,500	232,500	767,250	—	—	—	8,760,600
(2019-2020
Performance
period)

RSUs	1/25/2019	4/1/2019	—	—	—	—	—	—	155,000	—	—	5,840,400

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Executive Compensation   /   Executive Compensation Tables

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive Plan) (Columns (d), (e), and (f))
The amounts reported under these columns relate to the possible awards under the annual cash incentive plan. In 2019, the total annual target incentive amounts under the annual cash incentive plan for the NEOs were as follows:

Mr. Schenkel	$750,000
Mr. Cring	$242,000
Mr. Lee	$703,125
Mr. Thompson	$156,250
Ms. Yetto	$478,125
Mr. Wenig	$1,561,539

The total 2019 annual target incentive amounts under the annual cash incentive plan for the NEOs were allocated 75% to Company performance and 25% to individual performance. No payment occurs for the individual performance component of the annual cash incentive plan unless the minimum thresholds for both FX-neutral revenue and non-GAAP net income are met; for 2019, both these Company performance thresholds were met.

Actual payouts to our NEOs under the annual cash incentive plan for the fiscal year ended December 31, 2019 are reflected in the Non-Equity Incentive Plan Compensation column in the 2019 Summary Compensation Table above.

eIP—Company Performance: The amounts shown in the rows entitled “eIP – Company Performance” reflect estimated payouts for the fiscal year ended December 31, 2019 under the annual cash incentive plan for the portion of the award payable based on the Company’s performance, as follows:

●	Threshold: The amounts shown in this column reflect the minimum payment levels if the minimum FX-neutral revenue and non-GAAP net income thresholds are met, which are 50% of the amounts shown under the Target column.
●	Target: The amounts shown in this column reflect the target payment levels if target non-GAAP net income is met.
●	Maximum: The amounts shown in this column represent the maximum amounts payable based on Company performance, which are 200% of the amounts shown under the Target column.

eIP—Individual Performance: The amounts shown in the rows entitled “eIP – Individual Performance” reflect estimated payouts for the fiscal year ended December 31, 2019 under the annual cash incentive plan for the portion of the award payable based on individual performance, as follows:

●	Threshold: Although there are no thresholds under the annual cash incentive plan for individual performance, there is no payout for individual performance unless the minimum thresholds for both Company-wide FX-neutral revenue and non-GAAP net income are met. In addition, in circumstances where the Company’s financial performance is above its thresholds but below its targets, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component.
●	Target: The amounts shown in this column reflect 100% of the target award for individual performance.
●	Maximum: The amounts shown in this column are 200% of the amounts shown under the Target column.

See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards (the eBay Incentive Plan (eIP))” above.

76	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

Estimated Future Payouts Under Equity Incentive Plan Awards (PBRSUs) (Columns (g), (h), and (i))
The amounts shown reflect estimated payouts of PBRSUs for the 2019-2020 performance period, as follows:

●	Threshold: The amounts shown in this column reflect the awards if the minimum FX-neutral revenue and non-GAAP operating margin dollar thresholds are met and the lowest return on invested capital and the Payments modifier is applied, and are 20% of the amounts shown under the Target column.
●	Target: The amounts shown in this column reflect the awards if the target FX-neutral revenue and non-GAAP operating margin dollar amounts are met, and the target return on invested capital and the Payments modifier is applied.
●	Maximum: The amounts shown in this column reflect the awards if the maximum FX-neutral revenue and non-GAAP operating margin dollar amounts are met and the maximum return on invested capital and the Payments modifier is applied, and are 330% of the amounts shown under the Target column.

For further discussion of the PBRSUs, including their vesting schedules, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

All Other Stock Awards: Number of Shares or Stock Units (RSUs) (Column (j))
The awards reflect the number of RSUs on the grant date. RSU awards granted to our NEOs in 2019 vest over a four-year period with 1/16th of the shares underlying the RSU award vesting on June 15, 2019 and additional 1/16th of the shares underlying the RSU award vesting each quarter thereafter.

Grant Date Fair Value (Column (m))
The grant date fair value of each RSU award was calculated using the fair value of our common stock on the date of grant. The estimated fair value of PBRSUs was calculated based on the fair value of our common stock on the date of grant and the probable outcome of the performance measures for the 2019-2020 performance period as of the date on which those PBRSUs were granted for accounting purposes.

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Executive Compensation   /   Executive Compensation Tables

2019 Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes set forth certain information regarding outstanding equity awards for each of our NEOs as of December 31, 2019.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Schenkel	47,252	—	—	20.41	10/15/2014	10/15/2021
	27,914	—	—	22.63	4/1/2013	4/1/2020
	1,799	—	—	22.76	4/1/2014	4/1/2021
	24,747	—	—	23.21	4/1/2015	4/1/2022
	14,144	—	—	26.92	7/17/2015	7/17/2022
	94,288	—	—	26.92	7/17/2015	7/17/2022
							6,253	225,796	4/1/2016
							25,530	921,888	4/1/2017
							40,547	1,464,152	4/1/2018
							63,375	2,288,471	4/1/2019
							105,043	3,793,103	10/15/2019
										732,742	26,459,314
Mr. Cring	29,710	—	—	23.03	2/15/2013	2/15/2020
	17,779	—	—	22.76	4/1/2014	4/1/2021
	11,959	—	—	23.21	4/1/2015	4/1/2022
							5,211	188,169	4/1/2016
							14,079	508,393	4/1/2017
							4,693	169,464	4/1/2017
							25,992	938,571	5/15/2018
							40,625	1,466,969	4/1/2019
							78,782	2,844,818	10/15/2019
Mr. Lee	8,319	—	—	23.21	4/1/2015	4/1/2022
							3,126	112,880	4/1/2016
							15,018	542,300	4/1/2017
							14,039	506,948	9/15/2017
							25,992	938,571	4/1/2018
							49,335	1,781,487	4/1/2019
										300,564	10,853,366

78	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Thompson							39,819	1,437,864	8/15/2019
							99,548	3,594,678	8/15/2019
										197,106	7,117,498
Ms. Yetto	25,398	—	—	22.76	4/1/2014	4/1/2021
	49,912	—	—	23.21	4/1/2015	4/1/2022
	47,144	—	—	26.92	7/17/2015	7/17/2022
							3,126	112,880	4/1/2016
							14,079	508,393	4/1/2017
							23,392	844,685	4/1/2018
							36,563	1,320,290	4/1/2019
							39,391	1,422,409	10/15/2019
										352,741	12,737,478
Mr. Wenig(3)	—	—	—	—	—	—	—	—	—	—	—
(1)	Market Value is calculated based on a price per share of $36.11, which was the closing price of our common stock on December 31, 2019.
(2)	In accordance with the SEC executive compensation disclosure rules, represents the estimated future award of PBRSUs at the maximum performance level under the 2019-2020 performance period based on Company performance through 2019. PBRSUs are earned based on the Company’s FX-neutral revenue and non-GAAP operating margin dollars during the performance period (with the application of a return on invested capital and Payments modifier). See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above for a more detailed discussion of these awards and related performance measures.
(3)	In connection with Devin Wenig’s termination of employment on September 24, 2019, the Company cancelled his outstanding RSUs and PBRSUs. Mr. Wenig had a 90-day post-termination exercise period with respect to his vested, outstanding options.

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Executive Compensation   /   Executive Compensation Tables

2019 Options Exercises and Stock Vested

The following table and footnotes set forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards for each of our NEOs for the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Schenkel	10,157	190,850	266,009	9,797,110
Mr. Cring	0	0	65,103	2,462,484
Mr. Lee	0	0	157,297	5,805,324
Mr. Thompson	0	0	0	0
Ms. Yetto	0	0	121,786	4,495,967
Mr. Wenig(3)	866,782	13,203,710	520,231	19,225,313

(1)	Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)	Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.
(3)	In connection with Devin Wenig’s termination of employment on September 24, 2019, the Company cancelled his outstanding RSUs and PBRSUs. Mr. Wenig had a 90-day post-termination exercise period with respect to his vested, outstanding options.

Potential Payments Upon Termination or Change in Control

The following table, footnotes, and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2019. In the case of Mr. Wenig, whose employment with the Company was terminated on September 24, 2019 outside of a change in control, the amounts and descriptions in the table, footnotes, and narrative set forth the payments actually made by the Company in connection with his termination.

Name	Voluntary Termination ($)(a)	Change in Control ($)(b)	Involuntary Termination Outside of a Change in Control ($)(c)(1)	Involuntary Termination in Connection with a Change in Control ($)(d)(1)	Death or Disability ($)(e)
Mr. Schenkel	0	0	22,291,138	27,697,069	12,867,116
Mr. Cring	0	0	1,763,475	7,063,878	1,132,677
Mr. Lee	1,143,167	0	9,254,425	14,109,872	8,722,221
Mr. Thompson	0	0	4,194,268	9,728,160	3,894,040
Ms. Yetto	0	0	10,269,019	13,992,233	7,781,858
Mr. Wenig(2)	N/A	N/A	39,752,242	N/A	N/A

(1)	With respect to Mr. Schenkel and Ms. Yetto, an involuntary termination includes a termination without cause or resignation for good reason. With respect to Mr. Lee and Mr. Thompson, under the Company’s SVP and Above Standard Severance Plan, an involuntary termination includes only a termination without cause, and under the Company’s Change in Control Plan for Key Employees, an involuntary termination in connection with a change in control includes termination without cause or resignation for good reason. With respect to Mr. Cring, under the Company’s VP Standard Severance Plan, an involuntary termination includes only a termination without cause and under the Company’s Change in Control Plan for Key Employee, an involuntary termination in connection with a change in control includes termination without cause.

80	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

(2)	On September 24, 2019, the Company and Mr. Wenig entered into a letter agreement regarding his departure (the “Wenig Letter”). Pursuant to the terms of the Wenig Letter, in exchange for his execution and non-revocation of a release of claims against the Company, the Company paid the amounts required to be paid to him under his letter agreement with the Company dated September 29, 2014 upon a termination without cause (the “Letter Agreement”). The Letter Agreement payments include: (i) two times his annual base salary which equals $2,000,000; (ii) two times his annual target bonus amount which equals $4,000,000; (iii) a prorated portion of the bonus under the eBay Incentive Plan (“eIP”) that Mr. Wenig otherwise would have earned and been paid (using his accrued eligible compensation under the eIP through the last day of employment) for the 2019 fiscal year under the eIP which equals $1,819,192 (which is reflected in the “Non-Equity Plan Compensation” column of the Summary Compensation Table); (iv) the amount of $5,849,674, which is the dollar value of outstanding and unvested RSU awards that were treated as vested under the Letter Agreement; (v) the amount of $27,357,280, which is the dollar value of outstanding and unvested PBRSU Awards that were treated as vested under the Letter Agreement; and (vi) the amount of $545,288, which is the dollar value of dividend equivalents associated with the equity awards that were treated as vested under the Letter Agreement.

Voluntary Termination (Column (a))
Mr. Lee’s offer letter provides for severance benefits upon a voluntary termination.

Change in Control (Column (b))
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to convert, assume, or replace the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

The amounts reported in the Change in Control column assume that, in a change in control transaction, the successor entity would convert, assume, or replace outstanding equity awards. If the successor entity does not convert, assume, or replace any outstanding equity awards and all the unvested and outstanding awards are fully accelerated upon a change in control, the aggregate value of accelerated vesting of such awards to each of the NEOs that were executive officers of the Company as of December 31, 2019, calculated based on the closing price of our common stock on December 31, 2019, would be as follows:

Name	Acceleration Value of All Outstanding Equity Awards as of 12/31/19 ($)(*)
Mr. Schenkel	23,874,632
Mr. Cring	6,116,384
Mr. Lee	11,190,092
Mr. Thompson	7,189,357
Ms. Yetto	11,054,968
Mr. Wenig	0

*	No amounts are included for Mr. Wenig because his employment with the Company terminated on September 24, 2019.

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Executive Compensation   /   Executive Compensation Tables

Involuntary Termination outside of a Change in Control (Column (c))
The Company’s SVP and Above Standard Severance Plan (“SVP and Above Severance Plan”), which covers each officer employed as a senior vice president or in a more senior position, provides severance protection outside of a change in control period if a participant is terminated without cause and signs and does not revoke a waiver of claims against the Company. Mr. Thompson and Mr. Lee participate in the SVP and Above Severance Plan. Since Mr. Cring is at the VP level, he is eligible to participate in the Company’s VP Standard Severance Plan (“VP Severance Plan”), which also provides severance protection outside of a change in control period. Under the VP Severance Plan, if a participant is terminated without cause and signs and does not revoke a waiver of claims against the Company, then he is entitled to a lump sum payment of one-half of target cash incentive (i.e., one-half of annual salary and one-half of target eIP payment) and an amount equal to 4 months of COBRA coverage. In addition, the participant would also receive a prorated eIP payment based on actual Company performance and target individual performance for the year in which the termination occurs and one-half of the value of the equity that would have vested in the 12 month period after the termination date (as if the participant had remained employed).

Mr. Schenkel and Ms. Yetto do not participate in the SVP and Above Severance Plan. Mr. Schenkel and Ms. Yetto entered into offer letters with the Company in 2014 and 2015, respectively, in connection with their appointments to the leadership team after the separation of PayPal Holdings, Inc. Each offer letter provides for certain severance benefits if there is a termination without cause or resignation for good reason not in connection with a change in control, and if the applicable executive signs and does not revoke a waiver of claims against the Company.

Under the terms of Mr. Lee’s offer letter entered into in connection with his appointment to his role of Senior Vice President, General Manager, Markets (which is still effective in his new role as SVP, International), Mr. Lee is entitled to receive a separation payment in the event he voluntarily terminates his employment with the Company. This separation payment is intended to replicate benefits offered under a retirement program in which Mr. Lee formerly participated when he was employed with the Company in Korea. The benefit is equal to three times his average monthly salary multiplied by his years of service since January 1, 2013. Should the Company terminate Mr. Lee’s employment for reason other than cause, Mr. Lee is entitled to benefits under the Standard Severance Plan. Mr. Lee’s offer letter also includes any non-competition restrictive covenant for 12-months post termination of employment.

Please see the “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” section for further information regarding the Company’s Standard Severance Plan, including amounts received by Mr. Wenig in connection with his departure, and the treatment of awards upon qualifying termination events or a change in control.

The following table describes the severance benefits (other than certain accrued benefits which are paid (such as earned but unpaid bonuses, payment of unreimbursed expenses, etc.)) that each of our NEOs (except Mr. Cring) would receive if terminated outside of a change in control.

		SVP and Above Severance Plan Participants	Mr. Schenkel and Ms. Yetto
Cash Elements	Severance	2x salary and 2x bonus	For Mr. Schenkel, 2x salary and 2x cash incentive award For Ms. Yetto, 1x salary and 1x cash incentive award
	eIP	Prorated payment for year in which termination occurs(1)
	Health Premium	The cost of 24 months of health coverage	No payment
	Make-Good Payment	Payment of any unpaid cash “make good” awards	n/a
Equity Elements	Options and RSUs(2)	100% acceleration of awards that would have otherwise vested within 12 months of termination date(3)
	PBRSUs(2)	100% acceleration of awards that would have otherwise vested within 12 months of termination date(3)

(1)	For Mr. Schenkel and Ms. Yetto, based only on actual performance with respect to the Company performance element for the full year. For Standard Severance Plan Participants, based on actual performance with respect to the Company performance element for the full year and target performance with respect to the individual performance element.

82	/ 2020 Proxy Statement

Executive Compensation Tables   /   Executive Compensation

(2)	For Mr. Schenkel and Ms. Yetto and the participants in the SVP and Above Severance Plan, he/she would receive a lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares. In addition, Mr. Schenkel and Ms. Yetto would receive an amount equal to dividend equivalents that have not yet accrued, but would have accrued for the next 12 months, notwithstanding the termination.
(3)	For Mr. Schenkel and Ms. Yetto, the Company shall pay cash based on the value of the shares that would have vested in lieu of accelerated vesting. Pursuant to their offer letters, Mr. Schenkel and Ms. Yetto’s outstanding PBRSUs would be treated as vested at the time of termination. For Standard Severance Plan Participants, the Company can elect to pay cash in lieu of accelerated vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his or her termination date.

Involuntary Termination in Connection with a Change in Control (Column (d))
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

The Company’s Change in Control Severance Plan provides severance protection for executives at the level of Vice President or in a more senior position in connection with a change in control if a participant is terminated without cause or resigns for good reason and signs and does not revoke a waiver of claims against the Company. Mr. Cring, Mr. Thompson, and Mr. Lee participate in the Change in Control Severance Plan.

Mr. Schenkel and Ms. Yetto do not participate in the Change in Control Severance Plan. Mr. Schenkel and Ms. Yetto entered into offer letters with the Company in 2014 and 2015, respectively, in connection with their appointments to the leadership team after the separation of PayPal Holdings, Inc. Each offer letter provides for certain severance benefits if the individual is terminated without cause or resigns for good reason in the ninety days preceding or the twenty-four months following, a change in control, and signs and does not revoke a waiver of claims against the Company.

The following table describes the severance benefits that each of our NEOs would receive if they are terminated in connection with a change in control.

		Change in Control Severance Plan Participants	Mr. Schenkel and Ms. Yetto
Cash Elements	Severance	For Mr. Lee and Mr. Thompson, 2x salary and 2x bonus For Mr. Cring, 1x salary and 1x bonus	2x base salary and 2x bonus
(determined as the greater of base salary or target bonus opportunity)
	eIP	1x target cash incentive award(1)	Prorated payment for year in which termination occurs(1)
	Health Premium	For Mr. Lee and Mr. Thompson, the cost of 24 months of health coverage For Mr. Cring, the cost of 12 months of health coverage	No payment
	Make-Good Payment	Payment of any unpaid cash “make good” awards	n/a
Equity Elements	Options and RSUs	100% acceleration of awards(2)
	PBRSUs	100% acceleration of awards(2)(3)

(1)	For Mr. Schenkel and Ms. Yetto, based only on actual performance with respect to the Company performance element for the full year. For Change in Control Severance Plan Participants, based on target performance with respect to both the Company performance component and the individual performance component.
(2)	For Mr. Schenkel and Ms. Yetto, the Company will pay cash based on the value of the shares that would have vested in lieu of accelerated vesting. For Change in Control Severance Plan Participants, the Company can elect to pay cash in lieu of accelerated vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his or her termination date.
(3)	This payment includes the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined.

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Executive Compensation   /   Executive Compensation Tables

Death or Disability (Column (e))
Mr. Schenkel and Ms. Yetto
Pursuant Mr. Schenkel’s and Ms. Yetto’s offer letters, if Mr. Schenkel’s or Ms. Yetto’s employment terminates due to death or disability (as defined in the applicable offer letter), he or she will be entitled to receive, within 30 days of his or her termination date, a cash payment equal to the value of any outstanding and unvested equity awards, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 24 months of his termination date (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his termination date).

Mr. Thompson and Mr. Lee
Pursuant to the SVP and Above Severance Plan, if, outside a change in control, either Mr. Thompson’s or Mr. Lee’s employment terminates due to his death or disability (as defined in the SVP and Above Severance Plan) then the applicable executive will be entitled to receive, within 60 days of his termination date, the full vesting (or payment of cash in lieu of vesting at the election of the Company) of his outstanding and unvested equity awards, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 24 months of his or her termination date (where the cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his termination date).

Pursuant to the Change in Control Severance Plan, if, in connection with a change in control, either Mr. Thompson’s or Mr. Lee’s employment terminates due to his death or disability (as defined in the Change in Control Severance Plan) then the applicable executive is entitled to receive, within 60 days of his termination date, the full vesting (or payment of cash in lieu of vesting at the election of the Company) of all his outstanding and unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to his termination date).

Mr. Cring
Pursuant to the VP Severance Plan, if, outside a change in control, Mr. Cring’s employment terminates due to his death or disability (as defined in the VP Severance Plan) then the applicable executive will be entitled to receive, within 60 days of his termination date, one half of the vesting (or payment of cash in lieu of vesting at the election of the Company) of all his outstanding and unvested equity awards that would have otherwise vested within 12 months of his termination date.

Pursuant to the Change in Control Severance Plan, if, in connection with a change in control, Mr. Cring’s employment terminates due to his or her death or disability (as defined in the Change in Control Severance Plan) then he is entitled to receive, within 60 days of his termination date, the vesting (or payment of cash in lieu of vesting at the election of the Company) of all his outstanding and unvested equity awards.

84	/ 2020 Proxy Statement

CEO Pay Ratio   /    Executive Compensation

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Schenkel, our Interim CEO. Because we had two CEOs during 2019, SEC rules allow us the option of calculating the compensation provided to each CEO during 2019 for the time each served as CEO and combine those amounts, or the CEO serving in that position on the date we selected to identify the median employee and annualize that CEO’s compensation. Because Mr. Schenkel was employed by us prior to his promotion to Interim CEO, we did not need to annualize the compensation Mr. Schenkel received during his role as Interim CEO, and instead used his actual total compensation. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

To better understand this disclosure, we think it is important to give context to our operations. eBay is a global commerce leader with operations requiring a wide range of talents and roles. As a global organization, we strive to create a competitive total compensation program in the locations we operate. As a result, our compensation program varies by local market in order to allow us to provide a competitive total compensation package.

Ratio. For 2019,

●	The median employee’s annual total compensation was $130,636.
●	Mr. Schenkel’s annual total compensation, as reported in the 2019 Summary Compensation Table, was $17,647,255.
●	Based on this information and the disclosures provided in this section, the ratio of the annual total compensation of Mr. Schenkel to the median employee’s annual total compensation is 135 to 1.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the NEOs. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate the Company used for 2020 internal budgeting purposes.

Identification of Median Employee. As permitted by SEC rules, we have used the same median employee as we did for the last two years because we do not believe there has been a change in our employee population or employee compensation program that would significantly impact the CEO pay ratio disclosure. To identify our median employee, we elected to use total target direct compensation which we calculated as salary, target bonus and target annual equity awards. We chose this compensation measure because we believe it is the most accurate reflection of pay at eBay. A complete description of the methodology that we used to identify the median employee can be found in our 2018 Proxy Statement, filed on April 16, 2018.

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Proposal 4	Stockholder Proposal

John Chevedden has advised the Company that he intends to present the following stockholder proposal at the 2020 Annual Meeting. Mr. Chevedden has indicated that he holds the requisite number of shares of eBay common stock in accordance with Rule 14a-8 requirements. eBay will provide the address of the proponent promptly upon a stockholder’s oral or written request.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2020 Annual Meeting only if properly presented by or on behalf of the proponent.

“Proposal 4 — Adopt a Mainstream Shareholder Right — Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

Taking action by written consent is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

This proposal topic already won 48%-support at the 2017 eBay annual meeting. This 48%- support most likely represented at least 55%-support from the shares that have access to independent proxy voting advice.

Following a 45%-vote for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.

Perhaps BK is starting a new trend in recognizing that a 45%-vote represents a majority vote from the shares that have access to independent proxy voting advice.

And a proxy advisor set certain minimum requirements for a company adopting written consent in case the directors of a company are tempted to adopt a “fig leaf” version of written consent.

Please vote yes:

Adopt a Mainstream Shareholder Right — Written Consent — Proposal 4”

86	/ 2020 Proxy Statement

Board Statement in Opposition   /    Stockholder Proposal

Board Statement in Opposition

The Board has carefully considered this proposal and does not believe that its adoption is in the best interests of eBay and its stockholders. The Board therefore recommends a vote AGAINST this proposal. As further discussed below, eBay believes that creating a new written consent right is unnecessary under eBay’s current governance practices and that written consent is less transparent and protective of investors than stockholder meetings. In particular, written consent is redundant to the current ability of stockholders owning 20 percent of our shares to call special stockholder meetings. Furthermore, stockholders enjoy many procedural protections and have robust opportunities through eBay’s stockholder engagement program to raise priorities and concerns with management and the Board.

●	eBay Recently Made It Easier for Stockholders to Call Special Meetings between Annual Meetings. In 2019, following engagement with stockholders, the Board reduced the threshold for calling a special meeting from 25 percent to a 20 percent standard. In 2018, we also modified certain procedures and requirements in our bylaws with respect to stockholder-called special meetings to expand the availability of this mechanism.
●	eBay Stockholders Have Previously Opposed a New Written Consent Right. eBay’s stockholders considered and rejected stockholder proposals for written consent in 2017, 2015 and 2014. We believe this was due to eBay’s strong governance practices, responsiveness to stockholders, existing special meeting rights, and the downsides to stockholders of written consent relative to annual or special meetings.
●	Written Consent is a Redundant Right. A right to act by written consent would be redundant because eBay stockholders already can call special meetings. Our 20 percent stock ownership threshold for calling a special meeting – approved just last year by stockholders – is lower than the most common threshold among S&P 500 companies that provide the right for stockholder to call a special meeting, which is 25 percent.
●	Action at Stockholder Meetings is More Transparent and Protective of Stockholder Interests than Written Consent. The Board believes that a stockholder meeting framework (whether at an annual or specially called stockholder meeting) better serves stockholders’ interests than action by written consent. A stockholder meeting is more transparent and orderly than written consent procedures. For example, a meeting date is publicly announced well in advance, giving all stockholders a chance to express their views and cast votes, and action is not effective until such stockholder meeting has occurred and all stockholder votes are counted. Stockholders also have greater ability in a meeting framework to change their mind and their votes prior to action being effective. Complete information about the proposed stockholder action is widely distributed beforehand through proxy statement materials, facilitating open and informed discussion prior to and in connection with the meeting. The meeting process also gives the Board time to analyze and provide a recommendation on the proposal and promotes well informed decision-making by stockholders and directors.
●	Written Consent Rights May Disenfranchise Stockholders and Have Other Potentially Negative Consequences. Unlike a stockholder meeting, the written consent process does not guarantee that all stockholders are informed of the proposed action or can participate in the decision. Under written consent mechanisms contemplated by the proposal, holders of a bare majority of eBay shares outstanding could disenfranchise other stockholders by taking significant corporate action without giving the remaining stockholders prior notice of their intended action. Moreover, action by written consent could impose significant financial and administrative burdens on the Company and may be used to promote actions that are not in the best long-term interests of all stockholders.
●	eBay’s Responsiveness to Stockholders and Commitment to Good Governance Make New Written Consent Rights Unnecessary. The ability to act by written consent is unnecessary because eBay’s robust stockholder engagement program and its commitment to best practices in corporate governance make the Company highly responsive to stockholder priorities and concerns. Throughout the year, eBay’s Board and management meet with all types of stockholder groups to get feedback and regularly incorporate feedback into business and governance decisions.
By way of example, partly in response to feedback received from investors, eBay recently refreshed its Board membership to include investor-recommended nominees, instituted eBay’s first-ever dividend program, expanded return of capital through disciplined stock buybacks, conducted strategic portfolio reviews that remain underway, regularly reviews its operations, scaled its growth initiatives, committed to focusing on increasing volume, revenues, margins and cash flow while continuing to invest in long-term profitable growth, re-organized its executive leadership team and launched other important strategic and business initiatives.

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Stockholder Proposal   /   Board Statement in Opposition

Another example of eBay’s responsiveness to stockholder views relates to the special meeting ownership threshold. Given the 2018 vote in which a majority of stockholders supported eBay’s 25 percent special meeting threshold with a meaningful minority having other views, eBay reached out to engage stockholders representing more than 55 percent of our outstanding shares to determine the prevailing stockholder views on the issue. These perspectives led the Board to propose lowering the threshold to 20 percent at last year’s annual meeting. The overwhelming stockholder approval of the proposal reflected the Board’s collaborative approach, and during that outreach process, stockholders did not request that the company implement a written consent right.

●	eBay has Strong Corporate Governance Practices. Our continual engagement with stockholders referred to above complements the eBay’s good-governance practices, which include the following:
✓	Proxy Access for Director Nominations – Eligible stockholders can include their own nominees for the Board in our proxy statement and ballot in accordance with our bylaws.
✓	Annual Election of Board of Directors – All eBay directors are elected annually by the stockholders.
✓	Majority Voting for Election of Board of Directors – eBay has a majority voting standard for election of directors in uncontested elections.
✓	Stockholder Rights to Amend Bylaws – eBay stockholders have the ability to propose and enact binding amendments to eBay’s bylaws in addition to non-binding proposals for bylaw amendments.
✓	Majority Voting for Charter and Bylaw Amendments – eBay has no supermajority voting provisions; stockholders can approve charter and bylaw amendments with a majority vote.
✓	Independent Board Leadership – The roles of Chair of the Board and CEO are separate at eBay. The Chair of the Board is an independent director, as are all chairs of Board committees.
✓	Active Board Oversight on Strategy, Sustainability and Risk with Regular Board Refreshment – The Board is actively engaged in decisions regarding corporate strategy and sustainability-related initiatives (including eBay Impact and our transparency towards ESG-focused investors) and oversight of our integrated risk management program. Since 2016 through the end of 2019, five new independent directors joined the Board, adding complementary and relevant skillsets, leadership and diversity.

Concluding Statement
In summary, a written consent right is unnecessary given eBay’s strong governance practices and procedural safeguards for stockholders, such as special meeting rights, and its robust communication with stockholders and responsiveness. Moreover, the proposal’s lack of procedural protections could lead to an unfair process to push through major corporate changes without an opportunity for all stockholders to participate.

The Board of Directors recommends a vote AGAINST this proposal.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

88	/ 2020 Proxy Statement

Equity Compensation Plan Information

The following table gives information about shares of our common stock that may be issued upon the exercise of options and rights under our equity compensation plans as of December 31, 2019. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	28,680,055	(1)	$23.7542	(2)	63,380,445	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	28,680,055		$23.7542		63,380,445

(1)

Includes (a) 26,128,917 shares of our common stock issuable pursuant to RSUs under our 2008 Equity Incentive Award Plan, as amended and restated, or our 2008 Plan, and our terminated plans, (b) 761,031 shares of our common stock issuable pursuant to stock options under our 2008 Plan and our terminated plans, and (c) 207,179 shares of our common stock issuable pursuant to DSUs under our 2008 Plan and a terminated plan. RSUs and DSUs, each represent an unfunded, unsecured right to receive shares of Company common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property). The value of RSUs and DSUs varies directly with the price of our common stock.

(2)	Does not include outstanding RSUs or DSUs.
(3)	Includes 8,649,248 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2019.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of May 1, 2020 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of the executive officers named in the 2019 Summary Compensation Table included above, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2025 Hamilton Avenue, San Jose, California 95125.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
The Vanguard Group(2)	59,540,552	8.47%
BlackRock, Inc.(3)	50,454,664	7.18%
Jamie J. Iannone	212	*
Andrew J. Cring(4)	167,354	*
Jae H. Lee(5)	347,985	*
Peter B. Thompson(6)	3,573	*
Kristin A. Yetto(7)	102,064	*
Scott F. Schenkel(8)	584,477	*
Devin N. Wenig(9)	275,923	*
Fred D. Anderson Jr.(10)	42,684	*
Anthony J. Bates(11)	34,687	*
Adriane M. Brown(10)	14,166	*
Jesse A. Cohn(10)	8,523	*
Diana Farrell(10)	13,478	*
Logan D. Green(10)	21,001	*
Bonnie S. Hammer(10)	32,418	*
Kathleen C. Mitic(10)	31,457	*
Matthew J. Murphy(10)	12,872	*
Pierre M. Omidyar(12)	32,933,858	4.69%
Paul S. Pressler(10)	52,438	*
Robert H. Swan(10)	306,799	*
Thomas J. Tierney(13)	81,922	*
Perry M. Traquina(10)	48,398	*
All directors and executive officers as a group (23 persons)(14)	35,306,414	5.02%

*	Less than one percent
(1)	This table is based upon information supplied by officers, directors, and principal stockholders and any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

90	/ 2020 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May 1, 2020 and restricted stock units (“RSUs”) that are scheduled to vest within 60 days of May 1, 2020 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options and RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 702,677,948 shares of common stock outstanding as of May 1, 2020.

(2)	The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 59,540,552 shares of the Company’s common stock. The Vanguard Group has sole power to vote 1,210,900 shares of the Company’s common stock, shared power to vote 261,889 shares of the Company’s common stock, sole power to dispose of 58,148,626 shares of the Company’s common stock and shared power to dispose of 1,391,926 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 50,454,664 shares of the Company’s common stock. BlackRock, Inc. has sole power to vote 42,065,102 shares of the Company’s common stock and sole power to dispose of 50,454,664 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	Mr. Cring is our Interim Chief Financial Officer. Includes 29,738 shares Mr. Cring has the right to acquire pursuant to outstanding options exercisable within 60 days of May 1, 2020, and 14,236 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(5)	Mr. Lee is our Senior Vice President, International. Includes 8,319 shares Mr. Lee has the right to acquire pursuant to outstanding options exercisable within 60 days of May 1, 2020, and 15,621 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(6)	Mr. Thompson is our Senior Vice President, Chief Product Officer. Includes 3,573 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(7)	Ms. Yetto is our Senior Vice President, Chief People Officer. Includes 11,441 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(8)	Mr. Schenkel served as our Interim Chief Executive Officer from September 24, 2019 until Mr. Iannone’s appointment on April 27, 2020. Includes 182,230 shares Mr. Schenkel has the right to acquire pursuant to outstanding options exercisable within 60 days of May 1, 2020, and 21,632 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(9)	Mr. Wenig’s employment with the Company was terminated on September 24, 2019.
(10)	Includes 6,872 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(11)	Includes 140 shares owned through a trust and 6,872 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(12)	Mr. Omidyar is our founder and a member of our Board. Includes 34,000 shares held by his spouse.
(13)	Includes 9,621 RSUs that are scheduled to vest within 60 days of May 1, 2020.
(14)	Includes 223,293 shares subject to options exercisable within 60 days of May 1, 2020, and 175,441 RSUs scheduled to vest within 60 days of May 1, 2020.

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Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

Why am I receiving these materials?
Our Board has made these proxy materials available to you in connection with the Board’s solicitation of proxies for use at our 2020 Annual Meeting, which will take place on June 29, 2020. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. We mailed the Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders on or around May 20, 2020.

What information is contained in these materials?
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2019 Annual Report, which includes our audited consolidated financial statements, is also included with these proxy materials. If you received a paper copy of these materials, the proxy materials also included the accompanying proxy card or voting instruction form for the Annual Meeting. If you received the Notice instead of a paper copy of the proxy materials, voting instructions can be found in the Notice or below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are distributing our proxy materials to certain stockholders over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we mailed to many of our stockholders the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a copy of the proxy materials by mail or email. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or email on an ongoing basis.

This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.

What proposals will be voted on at the Annual Meeting? What are the Board’s voting recommendations?
The following chart describes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations.

Proposal		The Board’s Voting Recommendation	Page Reference (For more detail)
1	Election of 13 directors named in this Proxy Statement	FOR each nominee named in this Proxy Statement	3
2	Ratification of Appointment of Independent Auditors	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2020	39
3	Say-on-Pay: Advisory Vote to Approve Named Executive Officer Compensation	FOR the approval, on an advisory basis, of the compensation of our named executive officers	45
4	Stockholder Proposal Regarding Right to Act by Written Consent, if properly presented	AGAINST the proposal regarding stockholders’ right to act by written consent	86

At the time the Notice was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice.

92	/ 2020 Proxy Statement

Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

How many shares are entitled to vote?
Each share of eBay common stock outstanding as of the close of business on May 11, 2020, the record date, is entitled to one vote at the Annual Meeting. At the close of business on May 11, 2020, 702,678,700 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of May 11, 2020, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased or acquired through eBay’s equity incentive plans and (2) held for you as the beneficial owner through a broker, bank, or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

●	Shares held of record. If your shares are registered directly in your name with eBay’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote at the Annual Meeting. If you do not wish to grant your voting proxy directly to eBay or to vote at the Annual Meeting, you may submit voting instructions via the Internet or by telephone by following the instructions on the Notice, and as described below under “How can I vote my shares without attending the Annual Meeting?” If you requested printed copies of the proxy materials, eBay has sent you a proxy card for you to use to direct the proxyholders regarding how to vote your shares.
●	Shares owned beneficially. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You may also vote these shares by attending the Annual Meeting. If you do not wish to vote at or will not be attending the Annual Meeting, you may vote by proxy as described in the Notice and below under “How can I vote my shares without attending the Annual Meeting?” If you requested printed copies of the proxy materials, your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Can I attend the Annual Meeting?
You are invited to attend the Annual Meeting, which will be held virtually, if you are a stockholder of record or a beneficial owner as of May 11, 2020. Only stockholders of record or beneficial owners as of May 11, 2020 can vote, ask questions, or make comments. To join as a stockholder, you must go to www.virtualshareholdermeeting.com/EBAY2020 (“Meeting Website”) and log in using the control number on the Notice, your proxy card or your voting instruction form. We encourage you to join 15 minutes before the start time of 8:00 a.m. Pacific Time, June 29, 2020, to ensure you can connect. If you have difficulty with the Meeting Website, please call 1-800-586-1548 (US) or 1-303-562-9288 (International) for technical assistance. A recording of the Annual Meeting will be archived for at least 90 days following the date of the Annual Meeting. You may find a link to it at http://investors.ebayinc.com.

How can I vote my shares at the Annual Meeting?
Shares held directly in your name as the stockholder of record, as well as shares held in street name through a broker, bank, or other nominee, may be voted at the Annual Meeting. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy as described in the Notice and below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card.

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Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

If you hold shares beneficially in street name, you may vote through a voting instruction form over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction form provided to you by your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?
If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

●	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2025 Hamilton Avenue, San Jose, California 95125);
●	submitting a new proxy at a later date via the Internet, by telephone, or by mail following the instructions provided in the Notice or, if requested, the proxy card; or
●	attending the Annual Meeting and voting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account or by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Only the latest validly executed proxy that you submit will be counted.

How are votes counted?
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees named in this Proxy Statement. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●	the ratification of the appointment of independent auditors;
●	the advisory vote to approve named executive officers’ compensation; and
●	the stockholder proposal regarding right to act by written consent.

If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals. If no instructions are indicated, the shares will be voted as recommended by our Board.

Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What is the quorum requirement for the Annual Meeting?
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors to the Board and to adopt each of the other proposals, and the manner in which votes will be counted. Shares voted “ABSTAIN” and shares not represented at the meeting have no effect on the election of directors.

94	/ 2020 Proxy Statement

Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

For each of the other proposals, abstentions have the same effect as “AGAINST” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2020. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-votes*
Election of 13 director nominees named in this Proxy Statement	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
Ratification of appointment of independent auditors	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	Brokers have discretion to vote
Advisory vote to approve named executive officers compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	No effect
Stockholder proposal regarding right to act by written consent, if properly presented	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

*	A broker non-vote occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

What happens if a nominee who is duly nominated does not receive a majority vote?
Each current director who is standing for election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if (1) the election is uncontested and (2) the Corporate Governance and Nominating Committee or another committee of the Board comprised of independent directors determines to accept such resignation after the director fails to receive a majority of votes cast. This determination will be made within 90 days of the Annual Meeting (subject to an additional 90-day period in certain circumstances) and will be publicly reported promptly after it is made.

Where can I find the voting results of the Annual Meeting?
We will publish the voting results in a Current Report on Form 8-K subsequent to the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?
eBay will pay the entire cost of the solicitation of proxies. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. eBay expects that it will pay D.F. King its customary fees, estimated not to exceed approximately $17,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. eBay has agreed to indemnify D.F. King against certain liabilities relating to or arising out of their engagement. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. eBay must also pay banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others certain fees associated with:

●	forwarding the Notice to beneficial owners;
●	forwarding printed proxy materials to beneficial owners who specifically request them; and
●	obtaining beneficial owners’ voting instructions.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, in particular LinkedIn, eBay’s investor relations website, other eBay-hosted websites and blogs, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

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Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our 2021 Annual Meeting of Stockholders, your proposal (other than a proposal for director nomination) must be received by our Corporate Secretary at our principal executive office no later than January 20, 2021.

Your proposal must comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Your proposal should be sent via registered, certified or express mail to our Corporate Secretary at our principal executive office (2025 Hamilton Avenue, San Jose, California 95125); no facsimile submissions will be accepted.

A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy materials, but will otherwise be considered at the 2021 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary at our principal executive office no earlier than March 1, 2021 and no later than March 31, 2021 and otherwise in accordance with our bylaws.

Our bylaws also provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the proxy materials for our annual meetings. These proxy access provisions of our bylaws provide, among other things, that a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate, and include in our proxy materials for an annual meeting, two individuals to serve as directors or 20% of the Board, whichever is greater. The nominating stockholder or group of stockholders also must deliver the information required by, and each nominee must meet the qualifications required by, our bylaws. Requests to include stockholder-nominated candidates in the Company’s proxy materials for the 2021 Annual Meeting of Stockholders must be received by the Corporate Secretary at the above address no earlier than March 1, 2021 and no later than March 31, 2021. We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations and proxy access nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Failure to comply with the requirements, procedures and deadlines in our bylaws may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2021 Annual Meeting of Stockholders. Our bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019 and can be viewed by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2025 Hamilton Avenue, San Jose, California 95125).

How can I get electronic access to the Proxy Statement and Annual Report?
The Notice, proxy card or voting instruction form will contain instructions on how to:

●	view our proxy materials for the Annual Meeting on the Internet and vote your shares; and
●	instruct us to send our future proxy materials to you electronically by email.

Our proxy materials are also available on our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx.

You can choose to receive future proxy materials electronically by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at https://investors.ebayinc.com or contact eBay Investor Relations by mail at 2025 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com or by telephone at (408) 376-7493.

How do I obtain a paper copy of the proxy materials?
If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

96	/ 2020 Proxy Statement

Questions and Answers About the Proxy Materials and Our 2020 Annual Meeting

How do I obtain a separate set of proxy materials if I share an address with other stockholders?
eBay has adopted an SEC-approved procedure called “householding.” Under this procedure, we are delivering a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share an address, unless otherwise requested from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings, and reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you reside at such an address and wish to receive a separate copy of the Notice and, if applicable, the proxy materials, including our annual report, you may contact eBay Investor Relations by mail at 2025 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com or by telephone at (408) 376-7493 and we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials. You may also contact eBay Investor Relations if you would like to receive separate copies in the future, or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future. Stockholders who hold shares in street name (as described above) may contact their broker, bank, or other nominee to request information about householding.

www.ebayinc.com	97

Other Matters

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Stockholders are urged to vote via the Internet or by telephone by following the instructions in the Notice or, if applicable, the proxy card or voting instruction form.

By Order of the Board of Directors

Marie Oh Huber
Secretary

May 20, 2020

Copies of this Proxy Statement and our annual report for the year ended December 31, 2019 are available by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx.

You may also obtain copies free of charge by contacting investor relations by mail at 2025 Hamilton Avenue, San Jose, California 95125.

98	/ 2020 Proxy Statement

2025 Hamilton Avenue
San Jose, California 95125
http://investors.ebayinc.com

2025 HAMILTON AVENUE
SAN JOSE, CA 95125

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EBAY2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 28, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D17474-P41206	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
EBAY INC.
The Board of Directors recommends that you vote "FOR" each of the Board of Directors' nominees below:
Proposal 1 - Election of 13 director nominees named in the proxy statement.

Nominees:		For	Against	Abstain
1a.	Anthony J. Bates	☐	☐	☐

1b.	Adriane M. Brown	☐	☐	☐

1c.	Jesse A. Cohn	☐	☐	☐

1d.	Diana Farrell	☐	☐	☐

1e.	Logan D. Green	☐	☐	☐

1f.	Bonnie S. Hammer	☐	☐	☐

1g.	Jamie Iannone	☐	☐	☐

1h.	Kathleen C. Mitic	☐	☐	☐

1i.	Matthew J. Murphy	☐	☐	☐

1j.	Pierre M. Omidyar	☐	☐	☐

1k.	Paul S. Pressler	☐	☐	☐

1l.	Robert H. Swan	☐	☐	☐

1m.	Perry M. Traquina	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 2 below:		For	Against	Abstain
Proposal 2 -	Ratification of appointment of independent auditors.	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 3 below:
Proposal 3 -	Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 4 below:		For	Against	Abstain
Proposal 4 -	Stockholder proposal regarding written consent, if properly presented.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. If this proxy is signed and returned, it will be voted in accordance with your instructions.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D17475-P41206

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2020

The undersigned hereby appoints JAMIE IANNONE, ANDY CRING and MARIE OH HUBER, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held virtually at www.virtualshareholdermeeting.com/EBAY2020, on Monday, June 29, 2020, at 8:00 a.m., Pacific Time for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side